                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-54552


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 8, 2001)

                                                                    REGIONS LOGO

                                  $500,000,000

                         REGIONS FINANCIAL CORPORATION
                       7.00% SUBORDINATED NOTES DUE 2011
                               ------------------
     The subordinated notes offered by this prospectus supplement will mature on March 1, 2011. The subordinated notes will bear interest at a fixed rate of 7.00% per annum. Interest on the subordinated notes is payable semiannually on March 1 and September 1 of each year, beginning September 1, 2001. The subordinated notes may not be redeemed, in whole or in part, prior to maturity.

     The subordinated notes will be unsecured obligations of Regions Financial Corporation and will rank junior to our secured obligations and unsecured senior debt, will rank equally with our other unsecured subordinated debt and will rank senior to our junior subordinated debentures.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER SUBORDINATED
                                                                    NOTE             TOTAL
                                                              ----------------    ------------
Public Offering Price(1)....................................       99.575%        $497,875,000
Underwriting Discount.......................................        0.650%        $  3,250,000
Proceeds to Regions Financial Corporation...................       98.925%        $494,625,000

---------------

(1) Plus accrued interest from March 5, 2001, if settlement occurs after that date.
                               ------------------

     The underwriters are offering the subordinated notes subject to various conditions. The underwriters expect to deliver the subordinated notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about March 5, 2001.

                               ------------------

SALOMON SMITH BARNEY
             BEAR, STEARNS & CO. INC.
                           CREDIT SUISSE FIRST BOSTON
                                        MERRILL LYNCH & CO.
                                                   MORGAN KEEGAN & COMPANY, INC.
February 28, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION AND YOU MUST NOT RELY ON ANY INFORMATION WHICH WE HAVE NOT AUTHORIZED. WE ARE NOT MAKING AN OFFER OF THESE SUBORDINATED NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS AN OFFER TO SELL ONLY THOSE SUBORDINATED NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

     UNLESS OTHERWISE MENTIONED OR UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "REGIONS" OR TO "WE," "US," "OUR," OR SIMILAR REFERENCES MEAN REGIONS FINANCIAL CORPORATION AND DOES NOT INCLUDE ANY OF OUR SUBSIDIARIES.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................   S-3
Regions Financial Corporation...............................   S-3
Selected Historical Financial Data..........................   S-6
Consolidated Ratios of Earnings to Fixed Charges and
  Preferred Stock Dividends.................................   S-7
Capitalization..............................................   S-8
Use of Proceeds.............................................   S-9
Description of Subordinated Notes...........................   S-9
Book-Entry Issuance.........................................  S-12
Certain United States Federal Income Tax Consequences.......  S-13
Underwriting................................................  S-16
Legal Matters...............................................  S-17
Experts.....................................................  S-17
                            PROSPECTUS
About This Prospectus.......................................     1
Where You Can Find More Information.........................     1
Forward-Looking Statements..................................     2
Regions Financial Corporation...............................     3
Regions Trusts..............................................     4
Use of Proceeds.............................................     5
Consolidated Ratios of Earnings to Fixed Charges............     6
Description of Debt Securities..............................     6
Description of Preferred Stock..............................    25
Description of Trust Preferred Securities...................    28
Description of Trust Guarantees.............................    39
Relationship Among the Trust Preferred Securities, the
  Junior Subordinated Debentures and the Trust Guarantee....    41
Plan of Distribution........................................    43
Legal Matters...............................................    44
Experts.....................................................    44

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain or incorporate statements that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements can be identified by the use of forward-looking language such as "may," "should," "believes," "expects," "anticipates," "estimates," "intends," "projects," "goals," "objectives," or other similar expressions. Our actual results, performance or achievements could be significantly different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including but not limited to, certain risks described in the accompanying prospectus or other documents incorporated by reference in the accompanying prospectus. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on any forward-looking statements as they speak only as of the date the statement was made. Such forward-looking statements are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In addition to the risks identified in this prospectus supplement and in the accompanying prospectus, you should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Also see "Forward-Looking Statements" in the accompanying prospectus.

                         REGIONS FINANCIAL CORPORATION

GENERAL

     We are a regional financial services holding company serving over two million households through approximately 730 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of December 31, 2000, we had total consolidated assets of approximately $43.7 billion, total consolidated deposits of approximately $32.0 billion, and total consolidated stockholders' equity of approximately $3.5 billion.

     We operate a state-chartered commercial bank and various banking-related subsidiaries engaged in mortgage banking, insurance, leasing, commercial accounts receivable factoring, specialty mortgage financing and securities brokerage activities. Through these subsidiaries, we offer a broad range of banking and banking-related services.

     We are a registered financial holding company and bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. As such, we are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve Board.

     We were organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, we changed our name from First Alabama Bancshares, Inc. to Regions Financial Corporation. Our principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and our telephone number at that address is
(205) 944-1300.

     Additional information about us and our subsidiaries is included in documents incorporated by reference in the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

RECENT DEVELOPMENTS

     Recent Earnings Announcement. For the fourth quarter ended December 31, 2000, we reported net income of $128.4 million, representing a 1% decrease in net income over the same period of 1999. For the twelve months ended December 31, 2000, we reported net income of $527.5 million. Our return on average total assets for 2000 was 1.23%, and our return on average stockholders' equity was 16.31%. At December 31, 2000, our ratio of stockholders' equity to total assets was 7.92%.

                                                       THREE MONTHS ENDED             YEAR ENDED
                                                          DECEMBER 31,               DECEMBER 31,
                                                    -------------------------   ----------------------
                                                       2000          1999          2000         1999
                                                    -----------   -----------   -----------   --------
                                                    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS)
EARNINGS:
Net income........................................   $128,366      $129,059      $527,523     $525,386
Net income-cash basis(1)..........................    135,350       134,681       553,617      544,822

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                    2000                  1999
                                                              ----------------      ----------------
                                                                (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
FINANCIAL CONDITION:
Total assets................................................    $43,688,293           $42,714,395
Securities..................................................      8,994,171            10,913,044
Loans, net of unearned income...............................     31,376,463            28,144,675
Total deposits..............................................     32,022,491            29,989,094
Long-term debt..............................................      4,478,027             1,750,861
Stockholders' equity........................................      3,457,944             3,065,112
SELECTED RATIOS:
Return on average assets....................................           1.23%                 1.33%
Return on average stockholders' equity......................          16.31                 17.13
Net interest margin.........................................           3.55                  3.94
Average stockholders' equity to average assets..............           7.54                  7.74
Net charge-offs to average loans, net of unearned income....            .31                   .37
Problem assets to net loans and other real estate(2)........            .76                   .68
Non-performing assets to net loans and other real
  estate(3).................................................            .87                   .93
Allowance for loan losses to loans, net of unearned
  income....................................................           1.20                  1.20
Average loans to average deposits...........................          94.63                 91.35

---------------

(1) Net income excluding the amortization of excess purchase price.
(2) Problem assets include loans on a nonaccrual basis, renegotiated loans, and foreclosed properties.
(3) Non-performing assets include loans on a nonaccrual basis, renegotiated loans, loans 90 days or more past due, and foreclosed properties.

     Issuance of Junior Subordinated Debentures. On February 26, 2001, we issued $296,392,000 of junior subordinated debentures to a subsidiary, Regions Financing Trust I, a Delaware statutory business trust. Regions Financing Trust I concurrently issued $287,500,000 of trust preferred securities in a public offering, as well as $8,892,000 of trust common securities to us. We intend to use the net proceeds we received from the sale of the junior subordinated debentures for general corporate purposes, including the repurchase of some of our common stock.

     Acquisition of Morgan Keegan, Inc. On December 17, 2000, we entered into a definitive agreement to acquire Morgan Keegan, Inc., which is the parent holding company for Morgan Keegan & Company, Inc., a securities broker/dealer serving retail customers in the southern United States and institutional customers throughout the United States and abroad. As of October 31, 2000, Morgan Keegan had 54 offices in 14 states, primarily within our geographic footprint, with approximately 800 financial advisors. As of such date, Morgan Keegan's total assets were approximately $2.1 billion and its total stockholders' equity was approximately $267 million.

     The acquisition of Morgan Keegan is subject to normal regulatory and stockholder approvals and the satisfaction of various other conditions. As of the date of this prospectus supplement, we have received all necessary regulatory approvals and the transaction remains subject only to the approval of the stockholders of Morgan Keegan, the approval of the New York Stock Exchange and normal closing conditions. It is anticipated that our acquisition of Morgan Keegan will be completed on March 30, 2001.

     In connection with the acquisition, Morgan Keegan, Inc. will merge into us, and we will be the surviving corporation in the merger. Upon completion of the merger, each share of Morgan Keegan common stock will be converted into either
(1) a number of shares of Regions common stock valued as close as reasonably practicable to $27.00 as of the time we complete the merger, or (2) at the election of each stockholder of Morgan Keegan, and subject to certain limitations, cash in the amount of $27.00. We will limit the amount of cash consideration we pay in the merger to 30% of the total consideration paid for shares of Morgan Keegan common stock, unless we decide to increase the percentage of cash consideration to a percentage not greater than 45%.

     The aggregate consideration amount for the acquisition of Morgan Keegan approximates $789 million. We will account for the transaction as a purchase for financial reporting purposes. We will repurchase some or all of the number of shares of our common stock that we will issue to the holders of Morgan Keegan common stock as consideration in the merger. The repurchase of shares of our common stock will be made in the open market or pursuant to privately negotiated transactions in accordance with all applicable regulations. We currently anticipate that the payments for repurchases, together with payments to satisfy cash elections by holders of Morgan Keegan common stock, will amount to approximately 75% of the total value of the consideration issuable in the merger.

     The acquisition of Morgan Keegan will permit us to combine with a substantial securities broker/dealer firm thereby providing us the opportunity to accelerate our market penetration of our securities broker/dealer operations in our market area, the ability to offer customers of the combined companies a broader range of financial products, services, and substantive expertise in business segments we do not currently pursue. The combination will also provide us the opportunity to increase our revenues and in particular our non-interest income by offering Morgan Keegan's products to our existing customers as well as to potential customers. We view Morgan Keegan as a significant strategic addition to our organization because of the strength of Morgan Keegan's management, the compatibility of the management philosophies and corporate cultures of the two companies, and the geographic overlap of the franchises of the respective companies.

                       SELECTED HISTORICAL FINANCIAL DATA

     We are providing or incorporating by reference in this prospectus supplement selected consolidated historical financial information of us and our subsidiaries. The financial information as of or for the interim periods ended September 30, 2000 and 1999 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                                                      NINE MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                   -----------------   ---------------------------------------------------
                                                    2000      1999      1999      1998        1997      1996        1995
                                                   -------   -------   -------   -------     -------   -------     -------
                                                      (UNAUDITED)             (DOLLARS IN MILLIONS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Total interest income............................  $ 2,398   $ 2,096   $ 2,855   $ 2,598     $ 2,277   $ 1,954     $ 1,750
Total interest expense...........................    1,353     1,031     1,429     1,273       1,097       942         861
Net interest income..............................    1,045     1,065     1,426     1,325       1,180     1,012         889
Provision for loan losses........................       90        75       114        61          90        46          37
Net interest income after loan loss provision....      955       990     1,312     1,264       1,090       966         852
Total noninterest income before security gains
  (losses).......................................      491       398       537       468         406       342         281
Security gains (losses)..........................      (40)       --        --         7           1         3          (1)
Total noninterest expense........................      817       788     1,064     1,104         902       837         721
Income tax expense...............................      190       204       260       213         197       156         135
Net income.......................................      399       396       525       422         398       318         276
STATEMENT OF CONDITIONAL DATA (PERIOD END):
Total assets.....................................  $43,627   $41,229   $42,714   $36,832     $31,414   $26,993     $24,419
Securities.......................................    9,153     9,500    10,913     7,969       6,316     5,742       5,619
Loans, net of unearned income....................   31,204    27,511    28,145    24,366      21,881    18,396      16,156
Total deposits...................................   31,986    29,804    29,989    28,350      25,011    22,019      19,983
Long-term debt...................................    4,392       371     1,751       571         446       571         763
Stockholders' equity.............................    3,360     3,020     3,065     3,000       2,680     2,275       2,047
PERFORMANCE RATIOS:
Return on average assets(1)......................     1.25%     1.36%     1.33%     1.24%(a)    1.35%     1.25%(b)    1.19%
Return on average stockholders' equity(1)........    16.79     17.16     17.13     14.62(a)    15.38     14.71(b)    14.30
Net interest margin(1)...........................     3.56      4.01      3.94      4.25        4.41      4.36        4.27
Efficiency(2)....................................    52.61     53.23     53.60     60.82(a)    57.78     61.84(b)    61.61
Dividend payout..................................    44.75     42.13     42.19     47.92       42.33     42.68       45.52
ASSET QUALITY RATIOS:
Net charge-offs to average loans, net of unearned
  income(1)......................................      .27%      .34%      .37%      .28%        .27%      .18%        .15%
Problem assets to net loans and other real
  estate(3)......................................      .76       .67       .68       .60         .78       .63         .69
Non-performing assets(4).........................  $   274   $   263   $   263   $   281     $   200   $   152     $   130
Non-performing assets to net loans and other real
  estate(4)......................................      .88%      .96%      .93%     1.15%        .91%      .83%        .81%
Allowance for loan losses to loans, net of
  unearned income................................     1.20      1.20      1.20      1.29        1.39      1.38        1.43
Allowance for loan losses to non-performing
  assets(4)......................................   136.57    125.57    128.70    112.27      151.89    166.41      177.53
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to average assets...     7.44%     7.93%     7.74%     8.47%       8.75%     8.50%       8.36%
Average loans to average deposits................    92.70     90.56     91.35     86.93       84.94     82.42       82.23
Tier 1 risk-based capital(5).....................     9.49      9.42      9.51     10.26       10.48     10.81       11.14
Total risk-based capital(5)......................    11.41     11.17     11.42     12.17       12.93     13.59       14.61
Tier 1 leverage(5)...............................     6.95      6.67      6.95      7.40        7.52      7.44        7.49

---------------

(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income
    (taxable-equivalent basis) and noninterest income net of gains (losses) from securities transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Non-performing assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combinations with First National Bancorp and First Commercial Corporation, accounted for as poolings of interests, or any other pooling-of-interests transactions.
     (a) Ratios for 1998 excluding $80.7 million (after-tax) for nonrecurring merger and consolidation charges are as follows: Return on Average Assets -- 1.48%, Return on Average Stockholders' Equity -- 17.42%, and Efficiency -- 54.13%.
     (b) Ratios for 1996 excluding $20.2 million (after-tax) charge for SAIF assessment and merger expenses are as follows: Return on Average Assets -- 1.33%, Return on Average Stockholders' Equity -- 15.64%, and Efficiency -- 60.93%.

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     Our consolidated ratio of earnings to fixed charges and preferred stock dividends including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The ratios for the year ended December 31, 2000 are on a pro forma basis, that is, as if we had issued the junior subordinated debentures prior to December 31, 2000. See "Consolidated Ratios of Earnings to Fixed Charges" in the accompanying prospectus for information on these ratios as of September 30, 2000. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------
                                                 2000    1999    1998    1997    1996
                                                 -------------------------------------
Earnings to Fixed Charges:
  Excluding interest on deposits...............   2.55x   3.08x   3.96x   5.03x   4.95x
  Including interest on deposits...............   1.40    1.55    1.50    1.54    1.50

     For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of earnings before income taxes plus interest and a portion of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness, dividends on preferred stock and a portion of rental expense which is deemed representative of the interest factor. Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits. Regions currently has no preferred stock outstanding.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Regions at December 31, 2000, and as adjusted to give effect to the issuance and sale of the subordinated notes. The table also reflects the issuance of trust preferred securities by Regions Financing Trust I on February 26, 2001. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

     As of the date of this prospectus supplement, except for the issuance of trust preferred securities by Regions Financing Trust I, there has been no material change in the consolidated capitalization of Regions since December 31, 2000.

                                                                AT DECEMBER 31, 2000
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Long-term debt
  Subordinated notes
     7.00% due 2011.........................................  $       --   $  500,000
     7.80% due 2002.........................................      75,000       75,000
     7.65% due 2001.........................................      25,000       25,000
     7.75% due 2024.........................................     100,000      100,000
  FHLB structured notes.....................................   3,555,000    3,555,000
  FHLB advances.............................................     656,382      656,382
  Other.....................................................      66,645       66,645
  Redeemable trust preferred securities of subsidiary trust
     (1)....................................................          --      287,500
                                                              ----------   ----------
          Total.............................................  $4,478,027   $5,265,527
                                                              ==========   ==========
Stockholders' equity
  Common stock..............................................  $  139,105   $  139,105
  Surplus...................................................   1,058,733    1,058,733
  Undivided profits.........................................   2,333,285    2,333,285
  Treasury stock, at cost...................................     (67,135)     (67,135)
  Unearned restricted stock.................................      (6,952)      (6,952)
  Accumulated other comprehensive income....................         908          908
                                                              ----------   ----------
          Total.............................................  $3,457,944   $3,457,944
                                                              ==========   ==========
Total long term debt and stockholders' equity...............  $7,935,971   $8,723,471
                                                              ==========   ==========

---------------

(1) The sole assets of Regions Financing Trust I are junior subordinated debentures issued by us with an aggregate principal amount of $296,392,000. The junior subordinated debentures bear interest at an annual rate equal to 8.00% and will mature on February 28, 2031. We own all of the trust common securities of Regions Financing Trust I. Distributions on the trust preferred and common securities are made at the same annual rate as the interest on the junior subordinated debentures. Upon redemption of the junior subordinated debentures, the trust preferred securities will be mandatorily redeemable.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the subordinated notes for general corporate purposes, including to repurchase shares of our common stock, redeem some of our 7.65% subordinated notes due to mature in 2001 and to satisfy our obligations to pay cash in connection with our acquisition of Morgan Keegan, Inc. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities. For more information, see "Regions Financial Corporation -- Recent Developments -- Acquisition of Morgan Keegan, Inc." on page S-4 of this prospectus supplement.

                       DESCRIPTION OF SUBORDINATED NOTES

     The following description is not intended to be a complete description of the subordinated notes. You should read the following description, the accompanying prospectus, the indenture and the supplemental indenture relating to this series of subordinated notes, to help you understand the terms of the subordinated notes offered hereby. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to the "indenture" means both the subordinated debt indenture and such supplemental indenture.

GENERAL

     The subordinated notes offered pursuant to this prospectus supplement are a series of subordinated debt securities issued under the indenture. The subordinated notes will initially be limited to an aggregate principal amount of $500,000,000. The subordinated notes will be issued only in fully registered form without coupons, in denominations of $1,000 and whole multiples of $1,000. We do not intend to apply for listing of the subordinated notes on any securities exchange.

     The subordinated notes are unsecured obligations of ours and will rank junior to our secured obligations and senior debt, will rank equally with our other unsecured subordinated debt, and will rank senior to our junior subordinated debentures. The subordinated notes are not deposits or other obligations of a bank and are not insured or guaranteed by the FDIC or any other governmental agency.

     As of the date of this prospectus supplement, we may offer an aggregate principal amount of $712,500,000 of either notes (including these subordinated notes), trust preferred securities or preferred stock under the registration statement of which this prospectus supplement and the accompanying prospectus form a part. We may, without notice to or consent of the holders or beneficial owners of the subordinated notes, issue additional subordinated notes having the same ranking, interest rate, maturity and other terms of the subordinated notes. Any such additional subordinated notes issued will be considered part of the same series of subordinated notes under the indenture as these subordinated notes.

     The subordinated notes may not be redeemed, in whole or in part, prior to maturity. The redemption price for the subordinated notes at maturity will be 100% of the principal amount of each subordinated debt security plus accrued interest to the date of the redemption. The subordinated notes are not subject to any sinking fund.

     The subordinated notes will bear interest at a fixed rate of 7.00% per annum, starting on March 5, 2001 to but excluding their maturity date, which is March 1, 2011. Interest on the subordinated notes will be payable semiannually on March 1 and September 1 of each year, starting on September 1, 2001. All payments of interest will be made to the persons in whose names the subordinated notes are registered on the 15th day of the month prior to the month in which the interest payment date occurs, whether or not such day is a business day. Interest on the subordinated notes at maturity will be payable to the persons to whom principal is payable. A "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York or Birmingham, Alabama are authorized or required by law, regulation or executive order to remain closed, or a day on which the corporate trust office of the indenture trustee is closed for business.

     We will compute the amount of interest payable for any full semiannual period on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial semiannual period will be computed on the actual days elapsed during that period.

     If any interest payment date or the date of maturity of the subordinated notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without making any additional interest or other payments because of the delay.

     Payments of principal, interest and other amounts on the subordinated notes issued in book-entry form will be made as described in "Description of Notes -- Global Securities" in the accompanying prospectus. If any subordinated notes are issued in definitive form, payments of principal, interest and other amounts on the subordinated notes will be made as described below under "-- Definitive Subordinated Notes."

     The subordinated notes are not subject to discharge, defeasance or covenant defeasance provisions under the indenture.

     Notwithstanding anything to the contrary in the accompanying prospectus, payment of principal of the subordinated notes can be accelerated only in the event of our bankruptcy, insolvency or reorganization. There will be no right of acceleration of the payment of principal of the subordinated notes upon a default in the payment of principal or interest on the subordinated notes or in the performance of any of our covenants or agreements contained in the subordinated notes or in the indenture. However, in the event of a default in the payment of principal or interest, you will have the right to institute a suit directly against us for the collection of such overdue payment, without first instituting suit against the trustee or any other person.

     If a bankruptcy event of default with respect to the subordinated notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated notes may declare the principal amount of all the subordinated notes of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to subordinated notes of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of subordinated notes of that series may, under certain circumstances, rescind and annul such acceleration.

SUBORDINATION

     The subordinated notes are unsecured and will be subordinated in right of payment to all of our existing and future secured and unsecured senior debt. As of December 31, 2000, on a non-consolidated basis we had an aggregate of approximately $47.6 million of secured debt and unsecured senior debt that would rank senior to the subordinated notes and an aggregate of approximately $200 million of subordinated debt that would rank equally with the subordinated notes. The indenture does not limit or prohibit us or our subsidiaries from incurring additional secured debt or unsecured senior and subordinated debt. For more information on the subordination provisions of the subordinated notes, see "Description of Notes -- Subordination" in the accompanying prospectus.

     We are a holding company and we conduct substantially all of our operations through our principal subsidiary bank, Regions Bank, and other subsidiaries. As a result, our ability to make payments on the subordinated notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

     There are various regulatory restrictions on the ability of our principal subsidiary bank to pay dividends or make other payments to us.

     In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the subordinated notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the subordinated notes will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. Therefore, you, as a holder of the subordinated notes should look only to our assets for payments on the subordinated notes.

DEFINITIVE SUBORDINATED NOTES

     The subordinated notes will be issued only as fully-registered securities registered in the name of Cede & Co., who is the agent for The Depositary Trust Company ("DTC"), who will be the depositary for all of the subordinated notes. For more information see "Book-Entry Issuance" on page S-12 of this prospectus supplement. If DTC discontinues providing its services as a securities depositary with respect to the subordinated notes and a successor securities depositary is not obtained; or, if we, at our option, decide to discontinue use of the system of book-entry transfers through DTC, then the beneficial owners of the subordinated notes will be properly notified that definitive certificates of the subordinated notes are available. The beneficial owners of the subordinated notes will then be entitled (1) to receive physical delivery in certificated form of subordinated notes equal in principal amount to their beneficial interest and (2) to have the definitive certificates of the subordinated notes registered in their names. The definitive certificates will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive certificates will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the certificates. DTC may base its instruction upon directions it receives from its participants. Thereafter, the holders of the definitive certificates will be recognized as the "holders" of the subordinated notes under the indenture.

     The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive certificate, so long as the applicant furnishes us and the trustee with such evidence of ownership and such security and indemnity that we and the trustee require at that time.

     In the event definitive certificates are issued, the holders of the definitive certificates will be able to receive payments of principal, interest and other amounts, if any, on the subordinated notes at the office of our paying agent. Our paying agent is currently the corporate trust office of the trustee, initially located at Bankers Trust Company Corporate Trust and Agency Service, 4th Floor, 4 Albany Street, New York, New York 10006. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the subordinated notes or by wire transfer of funds to that person at an account maintained within the United States.

     We will have the right to require a holder of subordinated notes, in connection with any payment on the subordinated notes, to certify information to us or, in the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal, interest or other amounts on a subordinated note which remains unclaimed at the end of two years after the principal, interest or other amount has become due and payable will be repaid to us. After this time, the holder of the subordinated note will be able to look only to us for payment.

     In the event definitive certificates are issued, the holders of the definitive certificates will be able to transfer their subordinated notes, in whole or in part, by surrendering the definitive certificates of the subordinated notes for registration of transfer at the office of Bankers Trust Company, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. Upon surrender, we will execute, and the trustee will authenticate and deliver new definitive certificates of the subordinated notes to the designated transferee in the amount being transferred, and new definitive certificates of the subordinated notes for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of an amount sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

                              BOOK-ENTRY ISSUANCE

     DTC will act as securities depositary for all of the subordinated notes. The subordinated notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the subordinated notes, representing in the aggregate the total number of subordinated notes and each global certificate will be deposited with DTC or its agent.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, through indirect participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Purchases of the subordinated notes within the DTC system must be made by or through direct participants, which will receive a credit for the subordinated notes on DTC's records. The ownership interest of each actual purchaser of each subordinated note and the beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased subordinated notes. Transfers of ownership interests in the subordinated notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in subordinated notes, except in the event that use of the book-entry system for a series of subordinated notes is discontinued.

     DTC has no knowledge of the actual beneficial owners of the subordinated notes. DTC's records reflect only the identity of the direct participants to whose accounts such subordinated notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co., as the registered holder of the subordinated notes. If less than all of the subordinated notes are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

     Although voting with respect to the subordinated notes is limited to the holders of record of the subordinated notes, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to subordinated notes. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such subordinated notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Interest payments on the subordinated notes will be made by the trustee to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of interest to DTC is the responsibility of the trustee; disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

     DTC may discontinue providing its services as securities depository with respect to any of the subordinated notes at any time by giving reasonable notice to the trustee and us. In the event that a successor securities depository is not obtained, definitive subordinated debt security certificates representing such subordinated notes are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In any such event, definitive certificates for such subordinated notes will be printed and delivered.

     We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be accurate, but we do not assume any responsibility for the accuracy thereof. We do not assume any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the subordinated notes. Except where we state otherwise, this summary deals only with subordinated notes held as capital assets (as defined in the Internal Revenue Code of 1986) by a US Holder (as defined below) who purchases the subordinated notes at their original offering price when we originally issue them.

     We do not address all of the tax consequences that may be relevant to a US Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Non-US Holders (as defined below) or to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

     - the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the subordinated notes;

     - the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the subordinated notes;

     - persons who hold the subordinated notes in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

     - any state, local or foreign tax consequences of the purchase, ownership and sale of subordinated notes.

     Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning and selling the subordinated notes in light of your circumstances.

     A "US Holder" is a subordinated notes holder who or which is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless in the case of a partnership, Treasury regulations provide otherwise);

     - an estate if its income is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

     A "Non-US Holder" is a subordinated notes holder other than a US Holder.

     This summary is based on the Internal Revenue Code, Treasury regulations (proposed and final) issued under the Internal Revenue Code, and administrative judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

SALES OF SUBORDINATED NOTES

     If you sell your subordinated notes, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the subordinated notes and the amount realized from the sale (generally, your selling price less any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the subordinated notes generally will equal your cost of the subordinated notes. Gain or loss on the sale of subordinated notes generally will be capital gain or loss.

INFORMATION REPORTING

     Generally, income on the subordinated notes will be reported to you on an Internal Revenue Service Form 1099, which should be mailed to you by January 31 following each calendar year.

NON-US HOLDERS

     Payments to a Non-US Holder that are not effectively connected to the conduct of a U.S. trade or business will generally not be subject to United States federal withholding tax, provided the Non-US Holder:

     - does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     - is not a controlled foreign corporation that is related to us through stock ownership; and

     - is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code.

     To qualify for this exemption from withholding, the last United States payer in the chain of payment prior to payment to a Non-US Holder (the "withholding agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

     - is signed by the Non-US Holder under penalties of perjury;

     - certifies that the holder of the preferred securities is a Non-US Holder; and

     - provides the name and address of the Non-US Holder.

     The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, and the Non-US Holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the subordinated notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or the substitute form provided by the Non-US Holder. If the financial institution is a qualified intermediary, it generally will not be required to furnish a copy of the Internal Revenue Service Form W-8BEN. A qualified intermediary is a financial institution that has entered into a withholding agreement with the Internal Revenue Service. If the subordinated notes are held through a foreign partnership, a foreign simple trust or a foreign grantor trust, the foreign partnership or foreign trust must provide a signed statement to the withholding agent along with a copy of the Internal Revenue Service Form W-8BEN.

     A Non-US Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the subordinated notes. If, however, a Non-US Holder holds the subordinated notes in connection with a trade or business conducted in the United States or is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on all income and gains recognized.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made with respect to the subordinated notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner, under-report their tax liability or otherwise fail to comply with applicable United States information reporting or certification requirements. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made with respect to the subordinated notes to a US Holder must be reported, unless the US Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those Non-US Holders who are not exempt recipients.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished by the beneficial owner.

     Prospective investors should consult their own tax advisors concerning the tax consequences of their particular situations.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from us, the principal amount of subordinated notes set forth opposite its name below at the price to the public less the underwriting discount set forth on the cover page of this prospectus supplement:

                                                              PRINCIPAL AMOUNT OF
                        UNDERWRITER                            SUBORDINATED NOTES
                        -----------                           -------------------
Salomon Smith Barney Inc....................................      $400,002,000
Morgan Keegan & Company, Inc................................        50,000,000
Bear, Stearns & Co. Inc.....................................        16,666,000
Credit Suisse First Boston Corporation......................        16,666,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........        16,666,000
                                                                  ------------
          Total.............................................      $500,000,000
                                                                  ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the subordinated notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the subordinated notes if they purchase any of the subordinated notes.

     The underwriters propose to offer some of the subordinated notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and some of the subordinated notes to certain dealers at the public offering price less a concession of 0.40% of the principal amount per note. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of such principal amount per note on sales of subordinated notes to certain brokers and dealers. After the initial offering of the subordinated notes to the public, the public offering price and other selling terms may be changed by the representatives.

     The expenses associated with the offer and the sale of the subordinated notes are estimated to be approximately $150,000 and will be paid by us.

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell subordinated notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of subordinated notes in excess of the principal amount of subordinated notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of subordinated notes made for the purpose of preventing or retarding a decline in the market price of the subordinated notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases subordinated notes originally sold by that syndicate member.

     Any of these activities may cause the price of the subordinated notes to be higher than the price that otherwise would exist in the absence of such transactions.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking services to us and our affiliates in the ordinary course of business. Salomon Smith Barney Inc. is acting as a financial advisor for our acquisition of Morgan Keegan, Inc.

     Because Morgan Keegan & Company, Inc., one of the underwriters in this offering, is a member of the National Association of Securities Dealers, Inc. ("NASD") and is an affiliate of ours for purposes of the Conduct Rules of the NASD, the offering of the subordinated notes will be conducted in accordance with the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

     This prospectus supplement, together with the accompanying prospectus, may also be used by our broker/dealer subsidiary or other subsidiaries or affiliates of ours in connection with offers and sales of the subordinated notes in market-making transactions at negotiated prices at the time of the sale. Any of these subsidiaries or affiliates may act as principal or agent in such transactions.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the subordinated notes will be passed upon on behalf of Regions by Alston & Bird LLP, Washington, D.C. The validity of the subordinated notes will be passed upon for the underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Regions at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1999. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

PROSPECTUS

                                    REGIONS

                                 $1,000,000,000

                         REGIONS FINANCIAL CORPORATION

                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                      AND
                                PREFERRED STOCK

                           REGIONS FINANCING TRUST I
                           REGIONS FINANCING TRUST II
                              PREFERRED SECURITIES
                    AS FULLY AND UNCONDITIONALLY GUARANTEED
                        BY REGIONS FINANCIAL CORPORATION

     We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $1,000,000,000.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 8, 2001.

                               TABLE OF CONTENTS

About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Forward-Looking Statements..................................    2
Regions Financial Corporation...............................    3
Regions Trusts..............................................    4
Use of Proceeds.............................................    5
Consolidated Ratios of Earnings to Fixed Charges............    6
Description of Debt Securities..............................    6
Description of Preferred Stock..............................   25
Description of Trust Preferred Securities...................   28
Description of Trust Guarantees.............................   39
Relationship Among the Trust Preferred Securities, the
  Junior Subordinated Debentures and the Trust Guarantee....   41
Plan of Distribution........................................   43
Legal Matters...............................................   44
Experts.....................................................   44

                             ABOUT THIS PROSPECTUS

     This document is called a prospectus and is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf registration or continuous offering process, we may from time to time offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below.

     The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information" below.

     When acquiring any securities discussed in this prospectus, you should rely only on the information we have provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference as described below. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in any of this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date of the particular document.

     We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

     Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "we," "us," "our," or similar references mean Regions Financial Corporation.

     Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars ("$").

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The address of the SEC's web site is provided for the information of prospective investors and not as an active link.

     The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superceded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     -   Annual Report on Form 10-K for the year ended December 31, 1999;

     - Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000, and September 30, 2000; and

     - Current Reports on Form 8-K filed on October 18, 2000, December 18, 2000 (as amended by Form 8-K/A filed on December 20, 2000), January 18, 2001 and January 25, 2001.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

                         Attention: Investor Relations
                         REGIONS FINANCIAL CORPORATION
                            417 North 20(th) Street
                           Birmingham, Alabama 35203
                                 (205) 326-7090

     We have not included or incorporated by reference in this prospectus any separate financial statements of Regions Financing Trust I or Regions Financing Trust II, which we will refer to as the trusts. We do not believe that these financial statements would provide holders of preferred securities with any important information for the following reasons:

     -   we will own all of the voting securities of the trusts;

     - the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our junior subordinated debentures; and

     - we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

     Although the trusts would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the trusts from filing this information for as long as we continue to file our information with the SEC.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and accompanying prospectus supplements contain or incorporate statements that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements can be identified by the use of forward-looking language such as "may," "should," "believes," "expects," "anticipates," "estimates," "intends," "projects," "goals," "objectives," or other similar expressions. Our actual results, performance or achievements could be significantly different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including but not limited to, certain risks described in the prospectus supplement accompanying this prospectus or other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.

     Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services industry, including:

     - the easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, may increase Regions' competitive pressures;

     - possible changes in interest rates may increase Regions' funding costs and reduce Regions' earning asset yields, thus reducing margins;

     - possible changes in general economic and business conditions in the United States and the Southeast in general and in the communities we serve in particular may lead to a deterioration in credit quality, thereby increasing Regions' provisioning costs, or reduced demand for credit, thereby reducing earning assets;

     - possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on Regions' business; and

     - possible changes in consumer and business spending and saving habits could have an effect on Regions' ability to increase assets and to attract deposits.

     Other factors which may affect the accuracy of the forward-looking statements are specific to Regions, including:

     - the cost and other effects of material contingencies, including litigation contingencies;

     - the ability to expand into new markets and to maintain profit margins in the face of pricing pressures;

     -   the ability to keep pace with technological changes;

     - the ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions' customers and potential Regions customers;

     - the ability to effectively manage interest rate risk, credit risk and operational risk;

     - the ability to manage fluctuations in the value of Regions' assets and liabilities and off-balance sheet exposures so as to maintain sufficient capital liquidity to support Regions' business; and

     - the ability to achieve the earnings expectations related to the businesses that we have recently acquired or may acquire in the future, which in turn depends on a variety of factors, including: the ability to achieve in a timely manner anticipated cost savings and revenue enhancements with respect to acquired operations; the assimilation of acquired operations to the Regions corporate culture, including the ability to instill Regions' credit practices and efficient approach to acquired operations; the ability to retain existing customers and employees of acquired operations; and the continued growth of the markets that the acquired entities serve, consistent with recent historical experience.

                         REGIONS FINANCIAL CORPORATION

     Regions is a regional financial holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with over 750 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of September 30, 2000. At that date, Regions had total consolidated assets of approximately $43.6 billion, total consolidated deposits of approximately $32.0 billion, and total consolidated stockholders' equity of approximately $3.4 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various southern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at that address is
(205) 944-1300.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the financial services industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 1.

                                 REGIONS TRUSTS

     Each of Regions Financing Trust I and Regions Financing Trust II is a Delaware statutory business trust and was created by a certificate of trust that we filed with the Secretary of State of Delaware on January 26, 2001. A statutory business trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, Regions Financing Trust I and Regions Financing Trust II are both grantor trusts. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate direct investment in the assets of the trust and the trustee cannot change the investment. We created Regions Financing Trust I and Regions Financing Trust II for the limited purposes of:

     - issuing preferred securities and common securities, which we collectively refer to as the trust securities and which represent individual beneficial interests in the assets of the trusts;

     - investing the gross proceeds that each trust receives from its issuance of its preferred securities and the common securities in an equal principal amount of junior subordinated debentures issued by us;

     - distributing the interest the trusts receive from us on our junior subordinated debentures that the trusts own to the holders of the preferred securities; and

     - carrying out any other activities that are necessary for or incidental to issuing the preferred securities and the common securities and investing in our junior subordinated debentures.

     The purchasers of the preferred securities that Regions Financing Trust I and Regions Financing Trust II may issue, will own all of the trusts' preferred securities. We will own all of the common securities. Each trust is subject to the terms of its declaration of trust that we have executed as the depositor of the trust and that the trustees of the trust have also executed. At the time either trust issues any preferred securities, the applicable declaration of trust will be amended and restated to set the terms of the preferred securities, which we will refer to as the amended declaration. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining approximate 97% of the trust's total capitalization. The terms of the common securities will also be set forth in the amended declaration and the common securities will rank equally, and payments will be made ratably, with the preferred securities. However, if there are certain continuing payment events of default under the junior subordinated debentures, our rights as holder of the common securities to distributions, liquidation, redemption and other payments from the trust will be subordinated to the rights to those payments of the holders of the preferred securities. Each trust will use the proceeds of the sale of the preferred securities and the common securities to invest in junior subordinated debentures that we will issue to the trust. The preferred securities will be guaranteed by us in the manner described later in this prospectus.

     The junior subordinated debentures and the interest we pay to Regions Financing Trust I and Regions Financing Trust II on the junior subordinated debentures will be the trusts' only assets and the interest we pay to the Regions Financing Trust I and Regions Financing Trust II on our junior subordinated debentures will be the only revenue of the trusts. Unless stated otherwise in the applicable prospectus supplement, the amended declarations will not permit the trusts to acquire any assets other than the junior subordinated debentures or to issue any securities other than the trust preferred securities and the common securities or to incur any other indebtedness.

     Each trust has a term of approximately 45 years but may be dissolved earlier under the terms of its amended declaration. The trustees of each trust will conduct the business and affairs of the trust. As holder of the common securities, we are entitled to appoint, remove, replace or increase or reduce the number of trustees. The amended declarations govern the duties of the trustees. The administrative trustees will be employees, officers or affiliates of us or our subsidiaries. We will select three individuals to be the administrative trustees. One trustee of each trust, the property trustee, will be a financial institution that is not affiliated with us and that has a minimum of combined capital and surplus of at least $50 million. The property trustee will act as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. Unless the property trustee has a principal place of business in the state of Delaware, and meets other legal requirements, we will appoint another trustee for each trust who meets these requirements to serve as the Delaware trustee. The trusts will be governed by the terms and provisions of their respective amended declaration entered into by and among us, as depositor, the Delaware trustee, the property trustee and the administrative trustees.

     We or any subsequent holder of the common securities will pay all fees and expenses related to the trusts and the offering of the preferred securities and will pay all ongoing costs and expenses of the trusts.

     The property trustee of each trust is Bankers Trust Company Corporate Trust and Agency Service, 4th Floor, 4 Albany Street, New York, New York 10006. The Delaware trustee is Bankers Trust (Delaware) and its address in the state of Delaware is 1011 Centre Road, Suite 200, Wilmington, Delaware 19805. The principal place of business of each trust is c/o Regions Financial Corporation, 417 North 20th Street, Birmingham, Alabama 35203. The telephone number for each trust at that address is (205) 944-1300.

                                USE OF PROCEEDS

     Unless stated otherwise in the applicable prospectus supplement for any offering of securities, the net proceeds we receive from the sale of these securities will be used for general corporate purposes, which may include:

     -   redeeming or repurchasing outstanding securities;

     -   funding investments in, or extensions of credit to, our subsidiaries;

     -   repaying, reducing or refinancing long-term debt;

     -   repaying, reducing or refinancing short-term debt;

     -   financing possible acquisitions; and

     -   working capital.

     Pending such use, we may temporarily invest net proceeds.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

                                      FOR THE
                                    NINE MONTHS
                                       ENDED
                                   SEPTEMBER 30,     FOR THE YEARS ENDED DECEMBER 31,
                                   -------------   -------------------------------------
                                       2000        1999    1998    1997    1996    1995
                                   -----------------------------------------------------
Earnings to Fixed Charges:
  Excluding interest on
     deposits....................       2.75x       3.08x   3.96x   5.03x   4.95x   4.29x
  Including interest on
     deposits....................       1.43        1.55    1.50    1.54    1.50    1.48

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and a portion of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and a portion of rental expense which is deemed representative of the interest factor. Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     Unless stated otherwise in the applicable prospectus supplement, the following description outlines the material terms of the senior debt securities and the subordinated debt securities (which include our junior subordinated debentures), which we collectively refer to as the debt securities, that we may offer from time to time. The specific terms of any debt securities we may offer and the extent, if any, to which these general terms and provisions may or may not apply to the debt securities will be described in the applicable prospectus supplement relating to the particular series of debt securities.

     We will issue the senior debt securities under an indenture, which we will enter into with Bankers Trust Company, as trustee. We will also issue the subordinated debt securities under an indenture, which we will enter into with Bankers Trust Company, as trustee. Any junior subordinated debentures we may issue will be sold exclusively to one or both of the trusts. The indentures are subject to and governed by the Trust Indenture Act, and we may supplement the indentures from time to time after we execute them. The following description of the debt securities may not be complete and is subject to and qualified in its entirety by reference to the form of either the senior or the subordinated indenture relating to the particular series of debt securities, each of which we have filed as an exhibit to the registration statement that contains this prospectus. Capitalized terms used but not defined in this description will have the meanings given to them in the indentures. Wherever we refer to particular sections or defined terms of the indentures, it is our intent that those sections or defined terms will be incorporated by reference into this prospectus.

     The senior indenture will prohibit us from disposing of, or permitting the issuance of, capital stock of specified subsidiaries under certain circumstances. See "-- Certain Covenants of the Debt Securities -- Covenants Applicable Only to the Senior Debt Securities" on page 14. The subordinated debt securities will be subordinated and junior to all "senior debt" (which is defined below in "-- Subordination" on page 19). The subordinated indenture will not prohibit us from disposing of the voting stock of any of our subsidiaries, including any voting stock of our significant banking subsidiary.

     Since we are a holding company, our rights and the rights of our creditors, including holders of our debt securities, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including in the case of our subsidiary bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. See "Regions Financial Corporation" on page 3.

TERMS

     The debt securities will be our direct, unsecured obligations. The indebtedness represented by the senior debt securities will rank equally with all our other unsecured and unsubordinated debt, but will be subordinated to all of our existing and future secured indebtedness, but only to the extent of the applicable collateral. The indebtedness represented by the subordinated debt securities will rank junior in right of payment, under the terms set forth in the subordinated indenture, and will be subject to our prior payment in full of our senior debt all as described under "-- Subordination" on page 19.

     The indentures do not limit the aggregate principal amount of debt securities that we may issue; however, the amount of debt securities we offer will be limited to the amount described on the cover of this prospectus. We may issue the debt securities, in one or more series from time to time, as our board of directors may establish by resolution or as we may establish in one or more supplemental indentures. We may issue debt securities with terms different from those of debt securities we previously issued. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. The debt securities may be denominated and payable in foreign currencies or units based on or related to foreign currencies. Special United States federal income tax considerations applicable to any debt securities denominated in foreign currencies will be described in the applicable prospectus supplement.

     Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of the debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of the debt securities, and a successor trustee may be appointed to act with respect to that series. Upon prior written notice, a trustee may be removed by act of the holders of a majority in principal amount of the outstanding debt securities of the series with respect to which the trustee acts as trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture unrelated to the trust administered by any other trustee. Unless stated otherwise in this prospectus, any action described in this prospectus to be taken by each trustee may only be taken by the trustee with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

     You should refer to the applicable prospectus supplement relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

          (1) the title of the debt securities of the series and whether the debt securities are senior debt securities or subordinated debt securities, and, in the case of subordinated debt securities whether they are subordinated debt securities or junior subordinated debentures;

          (2) the total principal amount of the debt securities of the series and any limit on the total principal amount;

          (3) the price (expressed as a percentage of the principal amount of the debt securities) at which we will issue the debt securities of the series;

          (4) the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other of our securities or property;

          (5) if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

          (6) the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities of the series and the amount of principal we will be obligated to pay;

          (7) the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

          (8) the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities of the series, the dates on which we will be obligated to pay any such interest, the regular record dates if any, for the interest payments, or the method by which the dates shall be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

          (9) the place or places where the principal of, and any premium, Make-Whole Amount (as defined in the indentures), interest or Additional Amounts (as defined in the indentures) on, the debt securities of the series will be payable, where the holders of the debt securities may surrender debt securities for conversion, transfer or exchange, and where notices or demands to or upon us in respect of the debt securities and the indentures may be served;

          (10) if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

          (11) the period or periods during which, the price or prices (including any premium or Make-Whole Amount) at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities of the series, at our option, if we have such an option;

          (12) any obligation of ours to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

          (13) the currency or currencies in which we will sell the debt securities and in which the debt securities of the series will be denominated and payable;

          (14) whether the amount of payment of principal of, and any premium, Make-Whole Amount, or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

          (15) whether the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

          (16) any provisions granting special rights to the holders of the debt securities of the series at the occurrence of certain events;

          (17) any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the applicable indenture;

          (18) whether the debt securities of the series will be issued in definitive or book-entry form, represented by a global security, and the related terms and conditions;

          (19) whether the debt securities of the series will be in registered or bearer form and the terms and conditions relating to the applicable form, and if in registered form, the denomination in which we will issue the debt securities if other than $1,000 or a multiple of $1,000 and, if in bearer form, the denominations in which we will issue the debt securities if other than $5,000 or a multiple of $5,000;

          (20) the applicability, if any, of the defeasance or covenant defeasance provisions described below under "-- Discharge, Defeasance and Covenant Defeasance" on any series of debt securities;

          (21) any applicable United States federal income tax consequences, including whether and under what circumstances we will pay any Additional Amounts as contemplated in the applicable indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay Additional Amounts, whether we will have the option, and on what terms to redeem the debt securities instead of paying the Additional Amounts;

          (22) whether we may extend the interest payment periods and, if so, the terms of any extension;

          (23) if the principal amount payable on any maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

          (24) any other covenant or warranty included for the benefit of the debt securities of the series;

          (25) any proposed listing of the debt securities of the series on any securities exchange; and

          (26) any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

     The debt securities of a series may provide for less than their entire principal amount to be payable if we accelerate the maturity of the debt securities as a result of the occurrence and continuation of an event of default. If this is the case, the debt securities would have what is referred to as "original issue discount." Any special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     We may issue debt securities of a series from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on the applicable dates of the applicable currency, commodity, equity index or other factors.

     Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be described in the applicable prospectus supplement.

     The indentures do not contain any provisions that afford holders of the debt securities protection in the event we engage in a transaction in which we incur or acquire a large amount of additional debt.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless stated otherwise in the applicable prospectus supplement, debt securities we issue in registered form of any series will be issued in denominations of $1,000 and multiples of $1,000. Unless stated otherwise in the applicable prospectus supplement, debt securities we issue in bearer form will be issued in denominations of $5,000 and multiples of $5,000.

     The principal of, and any premium, Make-Whole Amount, or interest on, any series of debt securities will be payable in the currency designated in the applicable prospectus supplement and unless stated otherwise in the applicable prospectus supplement, at the corporate trust office of the trustee, initially located at Bankers Trust Company, Corporate Trust and Agency Services, 4th Floor, 4 Albany Street, New York, New York 10006. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States. We will have the right to require a holder of debt securities, in connection with any payment on such debt securities, to certify information to us or, in the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, subject to any applicable law. After this time, the holder of the debt security will be able to look only to us for payment.

     Any interest we do not punctually pay on any interest payment date with respect to a debt security will be defaulted interest and will cease to be payable to the holder on the original regular record date and may either:

          (1) be paid to the holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the applicable trustee, or

          (2) be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

     If the defaulted interest is to be paid on a special record date, notice of the special record date will be mailed to each holder of such debt security not less than ten days before the special record date.

     Subject to certain limitations imposed on debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and with the same total principal amount and authorized denomination upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge on any transfer or exchange of debt securities, but we may require payment by holders to cover any tax or other governmental charge payable in connection with the transfer or exchange.

     If the applicable prospectus supplement refers to us designating a transfer agent (in addition to the applicable trustee) for any series of debt securities, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities.

     Neither we nor any trustee will be required to do any of the following:

          (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

          (2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

          (3) exchange any debt security in bearer form that is selected for redemption, except a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form shall be simultaneously surrendered for redemption or exchange; or

          (4) issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that is not to be repaid.

GLOBAL SECURITIES

     The debt securities in registered form of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, one or more registered global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the registered global securities or securities. Unless and until it is wholly exchanged for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary's nominee.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements:

          Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security or persons that may hold interests through participants. When we issue a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the debt securities. Ownership of participants in a registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary and ownership of persons who hold debt securities through participants will be reflected on the records of participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depository's system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants or indirect participants may beneficially own registered global securities held by the depository only through participants or indirect participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair a person's ability to own, transfer or pledge beneficial interests in a registered global security.

     So long as the depositary, or its nominee, is the registered owner of the global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant or indirect participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants or indirect participants would authorize beneficial owners owning through the participants or indirect participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities represented by a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that once the depositary receives any payment of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, a registered global security, the depositary will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants or indirect participants to owners of beneficial interests in the registered global security held through the participants or indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants or indirect participants as the case may be.

     Neither us, the trustee, any paying agent, nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the depositary for debt securities notifies us that it is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we have agreed to appoint a successor depositary. If a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days after receiving notice or becoming aware that the depositary is no longer so registered, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the registered global security or securities representing the debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security. In addition, if an event of default, or an event which with notice, lapse of time or both would be an event of default with respect to any such debt securities has occurred and is continuing, an owner of a beneficial interest in a registered global security representing any such debt securities, may receive any such debt securities in definitive form. In any such instance, an owner of a beneficial interest in a registered global security will be entitled to physical delivery in definitive form of any such debt securities represented by such registered global security equal in principal amount to such beneficial ownership interest and to have such debt securities registered in its name by us within 90 days. Notwithstanding the foregoing, we will not be required to issue any such definitive securities within 15 days of any redemption date.

     Debt securities in bearer form of a series may also be issued in the form of one or more global securities that will be deposited with a common depositary for Euroclear and CEDEL, or with a nominee for such depositary identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer form global security, with respect to any portion of a series of debt securities to be represented by a bearer form global security will be described in the applicable prospectus supplement.

MERGER, CONSOLIDATION OR SALE

     Each indenture will provide that we may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation or trust or entity provided that:

          (1) we are the survivor in the merger, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States and expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

          (2) immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default;

          (3) if, as a result of the transaction, our property or assets would be subject to an encumbrance that would not be permitted under the indenture, we shall take steps to secure the debt securities equally and ratably with all indebtedness secured in the transaction; and

          (4) certain other conditions that are described in the indentures are met.

     Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the indentures.

     This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of substantially all of our assets. Unless stated otherwise in the applicable prospectus supplement, there are no covenants or other provisions in the indentures providing for a put or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

CERTAIN COVENANTS OF THE DEBT SECURITIES

     Covenants Applicable to the Debt Securities Generally. Unless stated otherwise in the applicable prospectus supplement for a particular series of debt securities, each indenture will contain the provisions described below.

     Except as permitted under "-- Merger, Consolidation or Sale" above we will do or cause to be done all things necessary to preserve and keep our legal existence, rights and franchises in full force and effect; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities.

     We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously at all times; provided, however, that we will not be prevented from selling or otherwise disposing of our properties or the properties of our subsidiaries in the ordinary course of business.

          We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

             (1) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon income, profits or property of us or our subsidiaries, and

             (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours;

     provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

          Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, within 15 days of each of the respective dates by which we are or would be required to file annual reports, quarterly reports and other documents with the SEC pursuant to such Section 13 and 15(d):

             (1) file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; and

             (2) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder.

          We may choose not to comply with any term, provision or condition of the foregoing covenants, or with certain other terms, provisions or conditions with respect to the debt securities of a series (except any such term, provision or condition which could not be amended without the consent of all holders of such series), if before or after the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive compliance in that instance or generally waive compliance with that covenant or condition. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of the term, provision, or condition will remain in full force and effect.

     Covenants Applicable Only to the Senior Debt Securities. Unless stated otherwise in the applicable prospectus supplement for any series of debt securities, we will not be permitted, pursuant to the covenants in the senior indenture, directly or indirectly, to do any of the following:

          (1) sell or permit to be issued any shares of capital stock of a principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock, unless, after giving effect to that transaction and the shares to be issued upon conversion of such securities or exercise of such rights into that capital stock, we will own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of that principal subsidiary bank; or

          (2) pay any stock dividend or make any other distribution in capital stock of a principal subsidiary bank, unless the principal subsidiary bank to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the senior debt securities.

     The term "principal subsidiary bank" means any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets. As of the date of this prospectus, we have only one principal subsidiary bank which is Regions Bank. The senior indenture does not restrict the ability of a principal subsidiary bank to sell or dispose of assets.

     The foregoing covenants in the senior indenture however, do not prohibit any of the following:

          (1) any dispositions or dividends made or paid by us or any principal subsidiary bank (a) acting in a fiduciary capacity for any person or entity other than us or any principal subsidiary bank or (b) to us or any of our wholly-owned subsidiaries (except for director qualifying shares);

          (2) the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank;

          (3) the sale, assignment, pledge, transfers or other dispositions of shares of voting stock of a principal subsidiary bank made by us or any subsidiary where:

             (a) the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

             (b) the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank, directly or indirectly, of any other corporation or entity;

             (c) the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank, so long as:

                (i) any such transaction is made for fair market value as determined by our board of directors or the board of directors of the principal subsidiary bank disposing of such voting stock or other securities or rights, and

                (ii) after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

          (4) any principal subsidiary bank selling additional shares of voting stock to its shareholders at any price, so long as immediately after such sale, we own, directly or indirectly, at least as great a percentage of the voting stock of such subsidiary bank as we owned prior to such sale of additional shares; or

          (5) a pledge made or a lien created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

     Covenants Applicable Only to the Junior Subordinated Debentures. In the subordinated indenture that governs the terms of the junior subordinated debentures that we issue to a trust, in connection with the issuance of trust securities, we will covenant that, so long as any preferred securities of the trust remain outstanding, if there has occurred any event that would constitute an event of default under the applicable trust guarantee or amended declaration or if we have extended the interest payment periods of the junior subordinated debentures, we will not do any of the following:

          (1) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except for

           - purchases or acquisitions of shares of common stock in connection with the satisfaction of our obligations under any employee benefit plans or the satisfaction of our obligations pursuant to any contract or security outstanding on the date of the event, which requires us to purchase shares of our common stock,

           - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

           - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged,

           - declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights under any shareholders' rights plan, or

           - declare a dividend in the form of stock, warrants, option or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to that stock;

          (2) make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities (including guarantees) we have issued which rank equally with or junior to the junior subordinated debentures held by the applicable trust; or

          (3) make any guarantee payments on any obligations ranking equally with or junior to the junior subordinated debentures held by the trust, except under the applicable trust guarantee.

With respect to any junior subordinated debentures issued to either of the trusts we will promise:

          (1) to continue to hold, directly or indirectly, 100% of the common securities of such trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

          (2) as holder of the common securities, not to voluntarily terminate, wind-up or liquidate the relevant trust, other than:

             (a) in connection with a distribution of junior subordinated debentures to the holders of the preferred securities in a liquidation of the relevant trust; or

             (b) in connection with certain mergers, consolidations or amalgamation transactions permitted by the amended declaration;

          (3) to use our reasonable efforts, consistent with the terms and provisions of the amended declaration, to cause the relevant trust to continue to be classified as a grantor trust for United States federal income tax purposes.

     Additional Covenants. Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless stated otherwise in the applicable prospectus supplement for any series of debt securities, each of the following "Events of Default" set forth in the indentures will be applicable to each series of debt securities we may issue under those indentures:

          (1) we fail for 30 days to pay any installment of interest or any Additional Amounts payable on any debt security of that series;

          (2) we fail to pay the principal of, or any premium or Make-Whole Amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

          (3) we fail to make any sinking fund payment when due as required for any debt security of that series;

          (4) we default in the performance or breach of any other covenant or agreement we made in the indenture that is applicable to the debt securities of that series other than a covenant added to the indenture solely for the benefit of another series of debt securities, which has continued for 60 days after written notice as provided for in accordance with the applicable indenture by the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series;

          (5) we default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us or any principal bank subsidiary or principal subsidiary of ours that we have guaranteed that has an aggregate principal amount outstanding that is more than $50,000,000 (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness is discharged, or there is deposited in trust enough money to discharge the indebtedness, within 30 days after written notice was provided to us in accordance with the indenture;

          (6) certain events of bankruptcy, insolvency or reorganization occur; and

          (7) any other event of default specified in the applicable prospectus supplement occurs.

     Acceleration of Debt Securities. Unless stated otherwise in the applicable prospectus supplement for a series of debt securities, if there is a continuing event of default under an indenture with respect to outstanding debt securities of a series, then the applicable trustee or the holders of not less than 25% of the total principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified in the terms of the debt securities of and any premium or Make-Whole Amount on, all of the debt securities of that series. However, at any time after a declaration of acceleration with respect to any or all debt securities of a series then outstanding has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration if:

          (1) we deposit with the applicable trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts, on the applicable debt securities, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

          (2) all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or other amounts or interest, with respect to the applicable debt securities have been cured or waived as provided in the indenture.

     Each indenture also provides that the holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series may waive any past default with respect to those debt securities and its consequences, except a default consisting of:

          (1) our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

          (2) a default relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

     The trustee is generally required to give notice to the holders of the debt securities of each affected series within 90 days of a default of which the trustee has actual knowledge under the indenture unless the default has been cured or waived. The trustee may withhold a notice of default unless the default relates to:

          (1) our failure to pay the principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, a debt security of that series; or

          (2) any sinking fund installment for any debt security of that series, if the responsible officers of the trustee consider it to be in the interest of the holders.

     Each indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the applicable trustee fails to act, for 60 days, after (1) it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to the trustee and (2) no direction inconsistent with such written request has been given to the trustee during that 60 day period by the holders of a majority in principal amount of the outstanding debt securities of the series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities at their respective due dates.

     Subject to provisions in each indenture relating to the trustee's duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under any indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the applicable outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction.

     Within 120 days after the close of each fiscal year, we must deliver to each trustee a certificate, signed by one of several specified officers, stating such officer's knowledge of our compliance with all the conditions and covenants under the applicable indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

MODIFICATION OF THE INDENTURE

     Modification and amendment of an indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture which are affected by the modification or amendment. However, no modification or amendment may, without the consent of the holder of each debt security affected, do any of the following:

          (1) change the stated maturity of the principal of, or any premium, Make-Whole Amount, installment of principal of, interest or Additional Amounts payable on, any debt security;

          (2) reduce the principal amount of, or the rate or amount of interest on, any premium, Make-Whole Amount payable on redemption of or any Additional Amounts payable with respect to, any debt security;

          (3) reduce the amount of principal of an original issue discount security, indexed security or any Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of an original issue discount security or indexed security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

          (4) change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security;

          (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

          (6) reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the applicable indenture;

          (7) make any change that adversely affects the right to convert or exchange any security or decrease the conversion or exchange rate or increase the conversion or exchange price of any security; or

          (8) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

     We and the relevant trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

          (1) to evidence the succession of another person to us as obligor under the indenture;

          (2) to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

          (3) to add events of default for the benefit of the holders of all or any series of debt securities;

          (4) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

          (5) to add, change or eliminate any provisions of an indenture, provided that any such addition, change or elimination shall

           - become effective only when there are no outstanding debt securities of any series created prior to the change or elimination which are entitled to the benefit of the applicable provision, or

           - not apply to any outstanding debt securities created prior to the change or elimination;

          (6)  to secure the debt securities;

          (7) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of the debt securities into our common stock or other of our securities or property;

          (8) to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

          (9) to cure any ambiguity, defect or inconsistency in an indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under the indenture;

          (10) to close an indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, an indenture under the Trust Indenture Act;

          (11) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities; provided that, in each case above, the action does not adversely affect the interests of the holders of the debt securities of any series in any material respect; or

          (12) to make any provisions with respect to the conversion or exchange rights of the holders of any debt securities, including providing for the conversion or exchange of any debt securities into any of our securities or property.

SUBORDINATION

     Unless stated otherwise in the applicable prospectus supplement for a particular series of subordinated debt securities, or as described below, the following subordinated indenture provisions will apply to the subordinated debt securities.

     The subordinated debt securities, including any junior subordinated debentures we issue to either or both of the trusts, will be unsecured and subordinated in right of payment to all of our existing and future secured and senior debt. As a result, upon any distribution to our creditors in a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indentures in right of payment to the prior payment in full of all our senior debt and our secured debt. Our obligation to make payments of the principal of and interest on the subordinated debt securities will not otherwise be affected.

     We may not make payments of principal or interest on the subordinated debt securities at any time we are in default on any payment with respect to our senior debt, or we have defaulted on any of our senior debt resulting in the acceleration of the maturity of the senior debt, or if there is a judicial proceeding pending with respect to our default on our senior debt and we have received notice of the default. We may resume payments on the subordinated debt securities when the default is cured or waived if the subordination provisions of the subordinated indenture will permit us to do so at that time. After we have paid all of our senior debt in full, holders of subordinated debt securities will still be subrogated to the rights of holders of our senior debt for the amount of distributions otherwise payable to holders of the subordinated debt securities until the subordinated debt securities are paid in full.

     If payment or distribution on account of the subordinated debt securities of any character or security, whether in cash, securities or other property, is received by a holder of any subordinated debt securities, including any applicable trustee, in contravention of any of the terms of the applicable indenture and before all our senior debt has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, holders of our senior debt at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all senior debt in full.

     Upon payment or distribution of assets to creditors upon insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to our company as a whole, whether voluntary or involuntary, the holders of all senior debt securities will first be entitled to receive payment in full before holders of the outstanding subordinated debt securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the outstanding subordinated debt securities.

     After we have paid in full all sums we owe on our senior debt, the holders of the subordinated debt securities, if so issued, together with the holders of our obligations ranking on a parity with the subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the subordinated debt securities and the other obligations. After we have paid in full all sums we owe on the subordinated debt securities, the holders of the junior subordinated debentures, together with the holders of our obligations ranking on a parity with the junior subordinated debentures, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the junior subordinated debentures and the other obligations. We will make payment on the junior subordinated debentures before we make any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to our junior subordinated debentures.

     By reason of this subordination, if we become insolvent, holders of senior debt, as well as certain of our general creditors, may receive more, and holders of subordinated debt securities may receive less, than our other creditors, including holders of any of our senior debt securities. This subordination will not prevent the occurrence of any event of default on the subordinated debt securities.

     Senior debt is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the types of debt generally described below:

          (1)  debt for money we have borrowed;

          (2) debt evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) whether or not given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but not any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services;

          (3) debt which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued for our account;

          (4) debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on our property;

          (5) our obligation as lessee under any lease of property which is reflected on our balance sheet as a capitalized lease;

          (6) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding paragraphs (1) through (5);

          (7) our obligations to make payments under the terms of financial instruments such as securities contracts and foreign currency exchange contracts, derivative instruments and other similar financial instruments; and

          (8) every obligation or debt of the kind described in the preceding paragraphs (1) through (7) of another person and all dividends of another person the payment of which, in either case, we have guaranteed or for which we are responsible or liable, directly or indirectly, as obligor or otherwise; and

provided, however, that, in computing our debt, any particular debt will be excluded if,

          (1) upon or prior to the maturity thereof, we have deposited in trust with a depositary, money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy that debt as it becomes due, and the amount so deposited will not be included in any computation of our assets; and

          (2) we have delivered an officers' certificate to the trustee that certifies that we have deposited in trust with the depositary the sufficient amount.

     Senior debt will exclude the following:

          (1) any debt referred to in paragraphs (1) through (5) above as to which, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the debt is not superior in right of payment to our subordinated debt securities, or ranks equal with the subordinated debt securities;

          (2)  our subordinated debt securities;

          (3) any debt of ours which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

          (4) any debt of ours for wages or bank deposits payable to our executive officers and directors;

          (5)  any debt to any employee of ours; and

          (6) all other indebtedness of ours sold to any of our subsidiaries, including any limited liability companies, partnerships or trust established or to be established by us, in each case where the subsidiary is a financing entity of ours in connection with the issuance by such financing entity of securities that are similar to the preferred securities.

     There is no limit on the amount of senior debt or other debt that we may incur in the subordinated indentures. At September 30, 2000, on a non-consolidated basis we had an aggregate of approximately $58.1 million of secured debt and unsecured senior debt.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless stated otherwise in the applicable prospectus supplement, and, unless the terms of a series of debt securities provides otherwise, under each indenture, we may discharge our obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year). We can discharge these obligations by irrevocably depositing with the applicable trustee funds in such currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities including the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts payable on, the debt securities to the date of the deposit, if the debt securities have become due and payable or to the stated maturity or redemption date, as the case may be.

     In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

          (1) to be defeased and be discharged from any and all obligations with respect to the debt securities of that series, except our obligations to

           - pay any Additional Amounts upon the occurrence of certain tax and other events,

           -   register the transfer or exchange of the debt securities,

           - replace temporary or mutilated, destroyed, lost or stolen debt securities,

           -   maintain an office or agency for the debt securities, and

           -   to hold moneys for payment in trust; or

          (2) to be defeased and discharged from our obligations with respect to the debt securities of that series described under "-- Certain Covenants of the Debt Securities" on page 13, or, if the terms of the debt securities of that series permit, our obligations with respect to any other covenant.

     If we choose to defease and discharge our obligations under the covenants, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities of that series. However, to make either election we must irrevocably deposit with the applicable trustee, in trust, an amount, in the currency or currencies in which the debt securities are payable, or in government obligations, or both, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the relevant scheduled due dates or upon redemption.

     We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things,

          (1) we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture;

          (2) any defeasance does not result in, or constitute, a breach or violation of an indenture or any other material agreement which we are a party to or obligated under; and

          (3) no event of default, or event that with notice will be an event of default, has occurred and is continuing with respect to any securities subject to a defeasance.

     Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

          (1) the holder of a debt security of that series elects to receive payment in a currency in which the deposit was made in respect of the debt security, or

          (2) a conversion event (as defined below) occurs in respect of the currency in which the deposit was made,

the indebtedness represented by the debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt security, as they become due, out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the election or such cessation of usage based on the applicable market exchange rate.

     Unless stated otherwise in the applicable prospectus supplement, "conversion event" means the cessation of use of:

          (1) a currency, currency unit or composite currency issued by the government of one or more countries other than the United States both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, or

          (2) any currency unit or composite currency for the purposes for which it was established.

     Unless stated otherwise in the applicable prospectus supplement, all payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in United States dollars.

     In the event we effect covenant defeasance with respect to any series of debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than:

          (1) the event of default described in clause (4) of the first paragraph under "-- Events of Default, Notice and Waiver" on page 16 which would no longer be applicable to the debt securities of that series, or

          (2) the event of default described in clause (7) under "-- Events of Default, Notice and Waiver" on page 16 with respect to a covenant as to which there has been covenant defeasance,

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable prospectus supplement may describe further provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

CONVERSION AND EXCHANGE RIGHTS

     The terms on which debt securities of any series are convertible into or exchangeable for our common stock or other securities or property of ours will be set forth in the applicable prospectus supplement. These terms will include:

          (1) the conversion or exchange price, or manner for calculating a price;

          (2)  the exchange or conversion period; and

          (3) whether the conversion or exchange is mandatory, at the option of the holder, or at our option.

     The terms may also include calculations pursuant to which the number of shares of our common stock or other securities or property to be received by the holders of debt securities would be determined according to the market price of our common stock or other securities or property of ours as of a time stated in the prospectus supplement. The conversion exchange price of any debt securities of any series that is convertible into our common stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as described in the applicable prospectus supplement.

GOVERNING LAW

     The indentures will be governed by and will be construed in accordance with the laws of the state of New York.

REDEMPTION OF DEBT SECURITIES

     If so specified in the applicable prospectus supplement, debt securities of any series may be wholly or partially redeemed at our option, at any time. The debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement. Unless stated otherwise in the applicable prospectus supplement, our junior subordinated debentures may be redeemed in accordance with the description set forth in "Description of Trust Preferred Securities -- Redemption" on page 34.

     From and after notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

CONCERNING THE TRUSTEE

     We maintain banking relationships with Bankers Trust Company and its affiliates in the ordinary course of business. These banking relationships include Bankers Trust Company serving as trustee under the indentures involving the debt securities, serving as trustee under an indenture entered into as of December 1, 1992, and providing us with general banking services. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under a series of senior debt securities or subordinated debt securities, or upon the occurrence of a default under another indenture under which Bankers Trust Company serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the applicable indenture. In that event, we would be required to appoint a successor trustee.

                         DESCRIPTION OF PREFERRED STOCK

     The following description outlines some of the provisions of the preferred stock that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of sale of the preferred stock, as well as our restated certificate of incorporation, which is an exhibit to this registration statement.

GENERAL

     Under our certificate of incorporation, our board of directors is authorized, without stockholder approval, to adopt resolutions providing for the issuance of up to 5,000,000 shares of preferred stock par value $1.00 per share, in one or more series. As of September 30, 2000, we had 5,000,000 shares available for issuance of preferred stock.

     For each series of preferred stock our board of directors may fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions of the series. The board will fix these terms by resolution adopted before we issue any shares of the series of preferred stock.

     The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by the board of directors, including, as applicable:

     -   the offering price at which we will issue the preferred stock;

     - the title, designation of number of shares and stated value of the preferred stock;

     - the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

     -   any conversion or exchange rights;

     - whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

     -   any liquidation rights;

     -   any sinking fund provisions;

     - whether such preferred stock will be listed on a national stock exchange;

     -   any voting rights; and

     - any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our certificate of incorporation.

     When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock. Unless stated otherwise in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

     The rights of holders of the preferred stock offered at any time may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes (other than in connection with a shareholders' rights plan) and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans.

     Since we are a holding company, our rights and the rights of the holders of our securities, including the holders of our preferred stock, to participate in the distribution of assets of any of our subsidiaries upon such subsidiary's liquidation or recapitalization will be subject to the claims of such subsidiary's general creditor except to the extent we are a creditor with recognized claims against such subsidiary.

REDEMPTION

     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder's, and may be mandatorily redeemed.

     Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

     Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

     Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date of shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

DIVIDENDS

     Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative. Dividends on our preferred stock may be cumulative or noncumulative as provided for in the applicable prospectus supplement.

     Unless stated otherwise in the applicable prospectus supplement, dividends on our preferred stock paid on a cumulative basis will be cumulative from the date of original issuance of such series of preferred stock and will be payable quarterly on the dates specified in the applicable prospectus supplement. If any specified dividend payment date is not a business day, dividends, if declared, will be paid by us on the immediately succeeding business day, without interest. If our board of directors fails to declare a dividend on any preferred stock which has dividends to be paid on a noncumulative basis, then we shall not have any obligation to pay a dividend for such period, regardless of whether dividends for such preferred stock is declared by our board of directors for any future dividend period.

     We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

     - all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

     - the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

     Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

LIQUIDATION PREFERENCE

     In the event of our liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends (except for holders of our preferred stock with dividends to be paid on a noncumulative basis). These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

VOTING RIGHTS

     The holders of shares of preferred stock will have no voting rights, except:

     -   as otherwise stated in the applicable prospectus supplement;

     - as otherwise stated in the certificate of designations establishing the series; or

     -   as required by applicable law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

GENERAL

     Unless stated otherwise in the applicable prospectus supplement, the following description generally outlines the material terms and provisions of the preferred securities that the trusts may offer. The particular terms of any preferred securities a trust offers and the extent if any to which the following general terms and provisions may or may not apply to the preferred securities will be described in the applicable prospectus supplement.

     Each trust will issue the preferred securities under an amended declaration, which we will enter into with the trustees. The amended declaration for each trust is subject to and governed by the Trust Indenture Act of 1939. Bankers Trust Company, an independent trustee, will act as property trustee under each amended declaration for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will be those contained in the applicable amended declaration and those made part of the amended declaration by the Trust Indenture Act. The following description may not be complete and is subject to and qualified in its entirety by reference to the form of amended declaration, which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act.

TERMS

     Each amended declaration will provide that a trust may issue, from time to time, only one series of preferred securities and one series of common securities. The preferred securities will be offered to investors and the common securities will initially be held only by us. The preferred securities will represent preferred interests in the assets of the trusts. The holders of the preferred securities will be entitled to a preference over the common securities in certain circumstances with respect to distributions and amounts payable on liquidation or redemption, as well as other benefits described in the relevant amended declaration. The terms of the preferred securities, as a general matter, will mirror the terms of the junior subordinated debentures that we will issue to a trust in exchange for the proceeds of the sales of the preferred and common securities for such trust. If we fail to make a payment on the junior subordinated debentures, the trust holding those securities will not have sufficient funds to make related payments, including distributions, on its preferred securities.

     You should refer to the applicable prospectus supplement relating to the preferred securities for specific terms of the preferred securities, including, but not limited to:

          (1)  the distinctive designation of the preferred securities;

          (2) the total and per security liquidation amount of the preferred securities;

          (3) the annual distribution rate, or method of determining the rate at which the trust issuing the securities will pay distributions, on the preferred securities and the date or dates from which distributions will accrue;

          (4) the date or dates on which the distributions will be payable and any corresponding record dates;

          (5) whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

          (6) the right, if any, to defer distributions on the preferred securities upon extension of the interest payment period of the related subordinated debt securities;

          (7) whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;

          (8) the amount or amounts which will be paid out of the assets of the trust issuing the securities to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust issuing the securities;

          (9) any obligation or right of the trust issuing the securities to purchase or redeem preferred securities and the terms and conditions relating to any redemption obligation;

          (10) any voting rights of the preferred securities;

          (11) any terms and conditions upon which the junior subordinated debentures held by the trust issuing the securities may be distributed to holders of preferred securities;

          (12) any securities exchange, if any, on which the preferred securities will be listed; and

          (13) any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities not inconsistent with the amended declaration or with applicable law.

     We will guarantee the preferred securities to the extent described below under "Description of Trust Guarantees" on page 39. Our guarantee, when taken together with our obligations under the junior subordinated debentures and the related subordinated indenture, and our obligations under the amended declaration, would provide a full and unconditional guarantee of amounts due on any preferred securities. Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     We, as the holder of all the outstanding common securities of the trusts, or any subsequent holder of the common securities, have the right at any time to dissolve and liquidate the trusts and cause the junior subordinated debentures to be distributed to the holders of the preferred securities, and to us, as holder of the common securities.

     The Federal Reserve Board's risk-based capital guidelines provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a financial holding company's overall capital structure. Therefore, any organization considering a redemption of securities which make up a part of the organization's regulatory capital should consult with the Federal Reserve Board if the redemption could have a material effect on the level or composition of the organization's capital base. This consultation may not be necessary if the equity or capital instrument is redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve Board considers the organization's capital position to be fully adequate after redemption. If we dissolve either or both of the trusts prior to the maturity date of the preferred securities and the Federal Reserve Board believes that the dissolution constitutes the redemption of capital instruments under its risk-based capital guidelines or policies, our dissolution of either or both of the trusts may be subject to prior approval of the Federal Reserve Board.

     Unless stated otherwise in an applicable prospectus supplement, each amended declaration states that each trust will be dissolved:

     -   on the expiration of the term of that trust;

     -   upon our bankruptcy, dissolution or liquidation;

     - upon our written direction to the property trustee to dissolve the trust and distribute the related junior subordinated debentures directly to the holders of the trust securities;

     - upon the redemption of all of the preferred securities in connection with the redemption of all of the related junior subordinated debentures; or

     -   upon entry of a court order for the dissolution of the trust.

     Unless stated otherwise in the applicable prospectus supplement, in the event of a dissolution as described above, other than in connection with a redemption, after the applicable trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities issued by that trust will be entitled to receive:

     - the related junior subordinated debentures in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

     - if any distribution of the related junior subordinated debentures is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

     If a trust cannot pay the full amount due on its preferred and common securities because it has insufficient assets available for payment, then the amounts payable by that trust on its preferred and common securities will be paid on a pro rata basis. However, if certain payment events of default under the subordinated indenture have occurred and are continuing with respect to any series of related junior subordinated debentures, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

EVENTS OF DEFAULT

     The following will be events of default under each amended declaration:

     - an event of default under the subordinated indenture occurs with respect to any related series of junior subordinated debentures;

     - a trust fails to pay any distribution when it becomes due and payable, and it does not make the payment in the next 30 days;

     - a trust fails to pay the redemption price of any preferred security or common security when it becomes due and payable;

     - a trust defaults in its performance, or breaches, in any material respect, any of its covenants or warranties in the amended declaration, except for the failures to make payments described in the second or third bulleted clauses above, and continuation of any such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees and us by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the amended declaration;

     - the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 90 days of the event; or

     - any other event of default specified in the applicable prospectus supplement occurs.

     If an event of default with respect to a related series of junior subordinated debentures occurs and is continuing under the subordinated indenture, and the subordinated indenture trustee or the holders of not less than 25% in principal amount of the related junior subordinated debentures outstanding fail to declare the principal amount of all of such junior subordinated debentures to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust holding the junior subordinated debentures, will have the right to declare such principal amount immediately due and payable by providing written notice to us, the applicable property trustee and the subordinated indenture trustee.

     At any time after a declaration of acceleration has been made with respect to a related series of junior subordinated debentures and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred securities may rescind any declaration of acceleration with respect to the related junior subordinated debentures and its consequences:

     - if we deposit with the subordinated indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debentures and other amounts due to the subordinated indenture trustee and the applicable property trustee; and

     - if all existing events of default with respect to the related junior subordinated debentures have been cured or waived except non-payment of principal on the related junior subordinated debentures that has become due solely because of the acceleration.

     The holders of a majority in liquidation amount of the affected preferred securities may waive any past default under the subordinated indenture with respect to related junior subordinated debentures, other than a default in the payment of principal of, or any premium or interest on, any related junior subordinated debentures or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related junior subordinated debenture. In addition, the holders of at least a majority in liquidation amount of the affected preferred securities may waive any past default under the amended declaration.

     The holders of a majority in liquidation amount of the affected preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the amended declaration.

     A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder, if we fail to pay principal and any premium or interest on the related series of junior subordinated debentures when payable.

     We, and the administrative trustees, are required to furnish annually, to the property trustee for each trust, officers' certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and each trust are not in default under the applicable amended declaration or, if there has been a default, specifying the default and its status.

CONSOLIDATION, MERGER OR AMALGAMATION OF THE TRUST

     No trust may merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described in "-- Liquidation Distribution Upon Dissolution" on page 29. A trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred securities or the other trustees of that trust, merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any state if:

          (1)  the successor entity either:

           - expressly assumes all of the obligations of the trust relating to its preferred securities, or

           - substitutes for the trust's preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

          (2) we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust;

          (3) the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

          (4) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

          (5) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

          (6) the successor entity has a purpose substantially identical to that of the trust that issued the securities;

          (7) prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we shall provide to the property trustee an opinion of counsel from a nationally recognized law firm stating that:

           - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust's preferred securities in any material respect, and

           - following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

          (8) we own or our permitted transferee owns, all of the common securities of the successor entity and we guarantee or our permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred securities guarantee.

     In addition, unless all of the holders of the preferred securities approve otherwise, no trust may consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause that trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS

     Unless stated otherwise in the applicable prospectus supplement, the holders of the preferred securities will have no voting rights except as discussed below and as described in "-- Amendment to the Amended Declaration" on page 33 and "Description of Trust Guarantees -- Modification of the Trust Guarantee; Assignment" on page 39 and as otherwise required by law.

     If any proposed amendment to an amended declaration provides for, or the trustees of a trust otherwise propose to effect:

     - any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the amended declaration or otherwise; or

     - the dissolution, winding-up or termination of a trust other than pursuant to the terms of the amended declaration,

then the holders of the affected preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred securities.

     Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities issued by a trust, the trustees of that trust may not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee for any related junior subordinated debentures or direct the exercise of any trust or power conferred on the property trustee with respect to the related junior subordinated debentures;

     - waive any default that is waivable under the subordinated indenture with respect to any related junior subordinated debentures;

     - cancel an acceleration of the principal of the related junior subordinated debentures; or

     - consent to any amendment, modification or termination of the subordinated indenture or any related junior subordinated debentures where consent is required.

However, if a consent under the subordinated indenture requires the consent of each affected holder of the related junior subordinated debentures, then the property trustee must obtain the prior consent of each holder of the preferred securities of the trust that holds the related junior subordinated debentures. In addition, before taking any of the foregoing actions, we will provide to the property trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes. The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities unless the holders of the preferred securities vote again on the same issue.

     The property trustee will notify all preferred securities holders of a trust of any notice of default received from the subordinated indenture trustee with respect to the subordinated debt securities held by that trust.

     Any required approval of the holders of preferred securities may be given at a meeting of the holders of the preferred securities convened for that purpose or pursuant to written consent. The applicable property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder's registered address at least 15 days and not more than 90 days before the meeting.

     No vote or consent of the holders of the trust securities will be required for a trust to redeem and cancel its trust securities in accordance with its amended declaration.

     Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, any trustee or any affiliate of a trustee or ours will, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by us or any of our affiliates may be exchanged for related junior subordinated debentures at the election of the holder.

AMENDMENT TO THE AMENDED DECLARATION

     An amended declaration may be amended from time to time by us and the property trustee and the administrative trustees of each trust without the consent of the holders of the preferred securities of that trust to:

     - cure any ambiguity in the amended declaration within the amended declaration or correct or supplement any provision which may be inconsistent with respect to matters or questions arising under the amended declaration, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or

     - modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the junior subordinated debentures held by the trust are treated as indebtedness for United States federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940.

     Other amendments to an amended declaration may be made by us and the trustees of that trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of that trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debentures held by the trust as indebtedness for United States federal income tax purposes or affect the trust's exemption from the Investment Company Act of 1940.

     Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of each trust, an amended declaration may not be amended to:

     - change the amount or timing of any distribution on the common or preferred securities of a trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

     - restrict the right of a holder of any securities of a trust to institute suit for the enforcement of any payment on or after the distribution date.

     In addition, no amendment may be made to an amended declaration if the amendment would:

     - cause a trust to be taxable as a corporation or characterized as other than a grantor trust for United States federal income tax purposes;

     - cause the junior subordinated debentures held by a trust to not be treated as indebtedness for United States federal income tax purposes;

     - cause a trust to be deemed to be an investment company required to be registered under the Investment Company Act of 1940; or

     -   impose any additional obligation on us without our consent.

REDEMPTION

     Unless stated otherwise in the applicable prospectus supplement, the following description summarizes our right to redeem our junior subordinated debentures and the preferred securities. We may redeem our junior subordinated debentures under certain circumstances. A redemption or repurchase of our junior subordinated debentures would cause a mandatory redemption of a proportionate amount of the preferred securities and common securities at the redemption price. The redemption price for each preferred security will equal the stated liquidation amount of the preferred security plus accumulated but unpaid distributions including any additional amounts to, but not including, the redemption date.

          (1) We may redeem all or a portion of our junior subordinated debentures on or after a date specified in the applicable indenture, either in whole or in part; or

          (2) We may redeem all but not a portion of our junior subordinated debentures, at any time before a date specified in the applicable indenture within 90 days following the occurrence and during the continuation of a tax event, capital treatment event or investment company event (each as defined below), and in each case subject to prior regulatory approval if it is then required. See "-- Liquidation Distribution upon Dissolution" on page 29.

     Tax event means the receipt by us and the applicable trust of an opinion of counsel to the effect that, as a result of:

          (1) any amendment to, or change, including an announced prospective change, in the laws or any regulations of the United States or any political subdivision or taxing authority, or

          (2) any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations, that is adopted, effective or announced on or after the date of issuance of the preferred securities, that causes there to be more than an insubstantial risk that:

           - the applicable trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on our junior subordinated debentures;

           - interest payable by us on our junior subordinated debentures is not, or within 90 days of the delivery of the opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

           - the applicable trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insignificant amount of other taxes, duties or other governmental charges.

     If a tax event described in the first or third circumstances above has occurred and is continuing and the applicable trust holds all of our junior subordinated debentures, we will pay on our junior subordinated debentures any additional amounts as may be necessary in order that the amount of distributions then due and payable by the applicable trust on the outstanding preferred securities and common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the applicable trust has become subject.

     Investment company event means the receipt by us and the applicable trust of an opinion of counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the applicable trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, and this change becomes effective or would become effective on or after the date of the issuance of the preferred securities.

     Capital treatment event means the reasonable determination by us that, as a result of:

          (1) the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision thereof or therein or any rules, guidelines or policies of the Federal Reserve Board; or

          (2) any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations, that is effective or is announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the preferred securities as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve Board.

     The Federal Reserve Board has determined that the proceeds of certain qualifying securities like the preferred securities will qualify as Tier 1 capital for us but only up to an amount not to exceed, when taken together with all of our cumulative preferred stock, if any, 25% of our Tier 1 capital. Any redemption by us of our junior subordinated debentures is subject to certain regulatory considerations. See "-- Liquidation Distribution Upon Dissolution" on page 29.

REDEMPTION PROCEDURES

     Unless stated otherwise in the applicable prospectus supplement, the following description summarizes the procedures that will be followed if the preferred securities are to be redeemed. If we repay or redeem our junior subordinated debentures we must give the property trustee not less than 30 nor more than 60 days notice in order that it can redeem a proportionate amount of the preferred and common securities.

     Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the trusts have funds available for the payment of the redemption price.

     If the trusts give the holders of preferred securities notice of redemption of any of the preferred securities held in a global security form, then, by 12:00 noon, Eastern Standard Time, on the redemption date, to the extent funds are available, in the case of preferred securities held in book-entry form, the property trustee will deposit irrevocably with the depositary, funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities. With respect to preferred securities not held in a global security form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities once the holders of the preferred securities surrender their certificates evidencing the preferred securities. Distributions payable on or prior to the redemption date for any preferred securities called for redemption will be payable on the distribution dates to holders of preferred securities on the relevant record dates.

     If the trusts give the holders of preferred securities notice of redemption and deposit the required funds, then on the date of that deposit all of the rights of the holders of the preferred securities with respect to their preferred securities called for redemption will cease, except their right to receive the redemption price and any distributions payable in respect of the preferred securities on or prior to the redemption date, but without interest. Preferred securities that the trusts redeem will cease to be outstanding. If any date fixed for redemption of preferred securities is not a business day, then the paying agent will pay the redemption price on the next succeeding day which is a business day, without any interest or other payment due to the delay. However, if the next business day falls in the next calendar year, the paying agent will make the payment on the immediately preceding business day. In the event that payment of the redemption price for the preferred securities called for redemption is improperly withheld or refused and not paid either by the trusts or by us pursuant to the guarantee, distributions on the preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established the trusts until the redemption price is actually paid. In that case, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law, we or our affiliates may from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement. We may resell these securities at any time that interest on our junior subordinated debentures is not being deferred, and there is no event of default or an event that could cause an event of default under the applicable indenture or an event of default under the guarantee.

     If less than all the preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of those classes. The particular preferred securities to be redeemed shall be selected by the property trustee in a manner that the property trustee deems fair, not more than 60 days prior to the redemption date or in accordance with the depositary's customary procedures if the preferred securities are then held in global security form. The property trustee shall promptly notify the securities registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount of the preferred securities to be redeemed. For all purposes of the amended declaration, unless the context otherwise requires, all provisions relating to the redemption of preferred securities relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

     If the preferred securities will be redeemed, the property trustee will mail to holders of such preferred securities a notice of redemption at the addresses as they appear on the securities register for the trusts at least 30 days but not more than 60 days before the redemption date. Unless we default in payment of the redemption price on our junior subordinated debentures on and after the redemption date interest will cease to accrue on our junior subordinated debentures. Unless payment of the redemption price in respect of the preferred securities is withheld or refused and not paid either by the trusts or us pursuant to the guarantee, distributions will cease to accumulate on the preferred securities called for redemption.

REMOVAL AND REPLACEMENT OF TRUSTEES

     We, as the holder of each trust's common securities may, upon prior written notice, remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the subordinated indenture, the property and Delaware trustee of the trust. If an event of default has occurred and is continuing under the subordinated indenture, only the holders of a majority in liquidation amount of the trust's preferred securities may remove or replace the property trustee and Delaware trustee. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable amended declaration. Unless stated otherwise in the applicable prospectus supplement, if a trustee is removed by the holders of the outstanding preferred securities, the successor trustee may be appointed by the holders of at least 25% in aggregate liquidation amount of preferred securities. If a trustee resigns, that trustee will appoint its successor. If a trustee fails to appoint a successor, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities may appoint a successor. If a successor trustee has not been appointed by the holders, any holder of preferred securities or common securities or the other trustees may petition a court in the state of Delaware to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national- or state-chartered bank and have a combined capital and surplus of at least $50,000,000. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the amended declaration. The holders of the preferred securities do not have any right to appoint, remove or replace the administrative trustees of the trusts. Only we, as holders of the common securities, have those rights.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any entity into which a property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable amended declaration; provided, however, that the entity shall be otherwise qualified and eligible. The succession will occur without the execution or filing of any paper or any further act on the part of the parties to the amended declaration.

OBLIGATIONS AND DUTIES OF THE PROPERTY TRUSTEE

     For matters relating to compliance with the Trust Indenture Act of 1939, the property trustee for each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of 1939. The property trustee, other than during the occurrence and continuance of a default under an amended declaration, undertakes to perform only the duties as are specifically set forth in the amended declaration and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by an amended declaration at the request of any holder of the preferred securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in an amended declaration or is unsure of the application of any provision of the amended declaration, and the matter is not one on which the holders of the preferred securities are entitled to vote, then the property trustee will deliver notice to us requesting written instructions as to the course of action to be taken and the property trustee will take or refrain from taking that action as instructed. If we do not provide these instructions within ten business days, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

     Bankers Trust Company, which is the property trustee for each trust, also serves as the senior indenture trustee, the subordinated indenture trustee, and the guarantee trustee under each trust guarantee described below. We and certain of our affiliates maintain banking relationships with Bankers Trust Company, which are described above under "Description of Debt Securities -- Concerning the Trustee" on page 24.

GOVERNING LAW

     Each amended declaration and the preferred securities will be governed by and construed in accordance with the laws of the state of Delaware, without regard to the conflict of laws provisions thereof.

MISCELLANEOUS

     The administrative trustees and property trustees of each trust are authorized and directed to conduct the affairs of and to operate each trust in such a way so that:

     - each trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

     - the junior subordinated debentures held by each trust will be treated as indebtedness of ours for United States federal income tax purposes; and

     - each trust will not be deemed to be an investment company required to be registered under the Investment Company Act of 1940.

     We, as holder of the common securities, and the trustees of each trust are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or amended declaration, that we and the trustees, determine in our discretion to be necessary or desirable for the above purposes, as long as this action does not materially affect the interests of the holders of the preferred securities. Unless stated otherwise in the applicable prospectus supplement, the holders of the preferred securities will not have any preemptive or similar rights.

     Registered holders of the preferred securities have no preemptive or similar rights. A trust may not incur indebtedness or place a lien on any of its assets.

                        DESCRIPTION OF TRUST GUARANTEES

     Unless stated otherwise in the applicable prospectus supplement, the following description outlines the general terms and provisions of the trust guarantees which we will execute and deliver at the same time the trusts issue the preferred securities, for the benefit of the holders from time to time of the preferred securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, and Bankers Trust Company, an independent trustee, will act as indenture trustee under each trust guarantee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. The terms of each trust guarantee will be those contained in each trust guarantee and those made part of each trust guarantee by the Trust Indenture Act of 1939. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of trust guarantee, which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act of 1939. Each trust guarantee will be held by the guarantee trustee of each trust for the benefit of the holders of the preferred securities.

GENERAL

     We will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth in the guarantee, the following payments or distributions with respect to preferred securities, to the holders of the preferred securities, as and when they become due regardless of any defense, right of set-off or counterclaim that a trust may have except for the defense of payment:

          (1) any accrued and unpaid distributions which are required to be paid on the preferred securities, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so at such time;

          (2) the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so at such time; and

          (3) upon a voluntary or involuntary dissolution, winding-up or termination of the trust that issued the securities (other than in connection with the distribution of junior subordinated debentures to the holders of preferred securities or the redemption of all of the preferred securities), the lesser of:

           - the total liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so, and

           - the amount of assets of the trust that issued the securities remaining available for distribution to holders of such preferred securities in liquidation of the trust.

     Our obligation to make a payment under a trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred securities to which the trust guarantee relates or by causing the applicable trust to pay the amounts to the holders.

MODIFICATION OF THE TRUST GUARANTEE; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no vote or consent will be required), each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred securities will be described in the applicable prospectus supplement. All guarantees and agreements contained in each trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding preferred securities to which the trust guarantee relates. Except in connection with a consolidation, merger or sale involving us that is permitted under the subordinated indenture and pursuant to which the assignee agrees in writing to perform our obligations under the guarantee, we may not assign our obligations under the guarantee.

TERMINATION

     Each trust guarantee will terminate when any of the following has occurred:

          (1) all preferred securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the trust that issued the securities or both;

          (2) the junior subordinated debentures held by the trust that issued the securities have been distributed to the holders of the preferred securities; or

          (3) the amounts payable in accordance with the applicable amended declaration upon liquidation of the trust that issued the securities have been paid in full.

     Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred securities or under the trust guarantee.

EVENTS OF DEFAULT

     An event of default under a trust guarantee will occur if we fail to perform any of our payment obligations under a trust guarantee or we fail to perform any other obligation under a trust guarantee and the failure to perform such other obligation continues for 60 days.

     The holders of a majority in liquidation amount of the preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred securities to which the trust guarantee relates may institute a legal proceeding directly against us to enforce the holder's rights under the trust guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any one else. If we do not make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment.

STATUS OF THE TRUST GUARANTEES

     Each trust guarantee will be our general, irrevocable and unsecured obligation and will rank subordinate and junior in right of payment, and will be subject to our prior payment in full of the senior debt and subordinated debt in the same manner as the junior subordinated debentures. The guarantee does not limit our ability to incur or issue other secured or unsecured senior or subordinated debt and we expect to incur, from time to time, additional senior and subordinated debt. Our obligations under the guarantee are effectively subordinated to all existing and future liabilities of any of our subsidiaries and their respective subsidiaries.

     The guarantee will constitute a guarantee of payment not of collection. A guarantee of payment entitles the guarantee trustee or the holder of the preferred securities to institute a legal proceeding against the trusts or any other person or entity. The guarantee will be held by the guarantee trustee for the benefit of the holders of the preferred securities. The guarantee will not be discharged except by paying the amounts required under the guarantee in full to the extent not paid by the trusts or distributing the junior subordinated debentures to you. The guarantee will apply only to the extent that the trusts have funds sufficient to make payments. If we do not make payments on the junior subordinated debentures held by the trusts, the trusts will not have the funds to pay any amounts payable in respect of the preferred securities.

     The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of the trust guarantee relating to the subordination. As of September 30, 2000, we had approximately $7.9 billion of indebtedness that would rank senior to a trust guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, prior to the occurrence of a default with respect to a trust guarantee, undertakes to perform only those duties as are specifically contained in the trust guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the applicable trust guarantee at the request of any holder of preferred securities to which the trust guarantee relates, unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities which it might incur by exercising these powers; however the guarantee trustee will not be, upon the occurrence of an event of default under the applicable trust guarantee, relieved from exercising the rights and powers vested in it by such trust guarantee.

GOVERNING LAW

     The trust guarantees will be governed by and construed in accordance with the laws of the state of New York.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE TRUST GUARANTEE

     Unless stated otherwise in the applicable prospectus supplement, the following description generally summarizes the relationship between the preferred securities, junior subordinated debentures and the trust guarantees. The specific terms of the preferred securities, junior subordinated debentures and the guarantees and their specific relationship with each other, will be described in the applicable prospectus supplement. The following description of the relationship between these securities, and any description of such relationship in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the applicable form of indenture, form of guarantee and form of amended declaration all of which are filed as exhibits to the registration statement which contains this prospectus, and the Trust Indenture Act of 1939.

FULL AND UNCONDITIONAL GUARANTEE

     We will irrevocably guarantee, on a subordinated basis, payment of distributions and other amounts due on the preferred securities to the extent that the trusts have funds available to make the payments. Taken together, our obligations under the junior subordinated debentures, the subordinated indenture, the amended declaration and the guarantee will provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents will give the holders of the preferred securities a full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trusts' obligations in respect of the preferred securities.

     If we do not make payments on the junior subordinated debentures, the relevant trust will not have sufficient funds to pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of amounts payable with respect to the preferred securities when a trust does not have sufficient funds to pay these amounts. In that event, the remedy for the holders of the preferred securities is to institute a legal proceeding directly against us for enforcement of our payment obligations under the junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities.

     Our obligations under the junior subordinated debentures and the guarantee are subordinated and junior in right of payment to all of the senior debt securities and any subordinated debt securities. An event of default under any of the senior debt securities or other subordinated debt securities would not constitute an event of default in respect of the preferred securities. However, in the event of payment defaults under, or acceleration of, the senior debt securities and subordinated debt securities, the subordination provisions of the debt securities provide that we will not make any payments on the junior subordinated debentures until we have paid in full the senior debt and subordinated debt and all of our defaults on our senior debt and subordinated debt have been cured or waived. See "Description of Debt Securities -- Subordination" on page 19. Failure to make required payments on the junior subordinated debentures would constitute an event of default in respect of the preferred securities.

SUFFICIENCY OF PAYMENTS

     If we make payments on the junior subordinated debentures when they are due, those payments will be sufficient to cover distributions and other payments distributable on the relevant preferred securities, primarily because:

          (1) the total principal amount of the junior subordinated debentures will be equal to the sum of the total stated liquidation amount of the preferred securities and common securities;

          (2) the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate, distribution dates and other payment dates for the preferred securities;

          (3) we will pay for any and all costs, expenses and liabilities of a trust except the trust's obligations to the holders of the preferred securities and to us, as the holder of the common securities, to pay amounts due under the preferred securities and the common securities, respectively; and

          (4) the amended declaration provides that a trust will not engage in any activity that is not consistent with the limited purpose of such trust.

     If we make a payment under the guarantee, our obligations under the debt securities will be reduced by the amount of that payment.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     The holders of the preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the relevant trust or any other person or entity. See "Description of Trust Guarantees" on page 39.

RIGHTS TO DISTRIBUTIONS

     The preferred securities will represent preferred beneficial interests in the assets of the trusts, and the trusts will exist for the sole purposes of issuing the preferred securities and common securities and investing the proceeds in the junior subordinated debentures we issue to the trusts and engaging in other activities necessary, convenient or incidental to those activities. A principal difference between the rights of the holders of the preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us payments on the junior subordinated debentures held, while the holders of the preferred securities are entitled to receive distributions or other amounts distributable with respect to the preferred securities from the trusts, or from us under the guarantee, only if the trusts have funds available for the payment of those distributions.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution of a trust, other than any dissolution involving the distribution of the junior subordinated debentures to the holders of the preferred securities, and after satisfaction of liabilities to creditors of such trust as required by applicable law, the holders of the preferred securities will be entitled to receive, out of assets held by a trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities -- Liquidation Distribution Upon Dissolution" on page 29. If we are voluntarily or involuntarily liquidated or declare bankruptcy, the trusts, as registered holders of the junior subordinated debentures, will be a subordinated creditor, subordinated and junior in right of payment to all our senior debt and subordinated debt. However, the trusts will be entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any of our shareholders receive payments or distributions. Because we are the guarantor under the guarantee and have agreed under the indenture to pay for all costs, expenses and liabilities of the trusts, other than the trusts' obligations to the holders of the preferred securities and the holder of the common securities, the position of the holders of the preferred securities and the position of holders of the junior subordinated debentures compared to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                              PLAN OF DISTRIBUTION

     We and the trusts may offer and sell the securities to or through underwriters or dealers, and also may offer and sell the securities directly to other purchasers or through designated agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

     Distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We and the trusts also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement.

     In connection with the sale of securities, underwriters may receive compensation from us or a trust or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or a trust, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement. Although the underwriting compensation of any offering of securities has not been determined, the maximum underwriting discount from any offering will not exceed 5% of the aggregate principal amount or liquidation amount of such securities in accordance with the applicable sections of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD").

     Morgan Keegan & Company, Inc. ("Morgan Keegan") is a member of the NASD and is an affiliate of ours for purposes of the Conduct Rules of the NASD. In the event Morgan Keegan acts as an underwriter in connection with the offering of any securities under this registration statement, such offering will be conducted in accordance with the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

     This prospectus, together with any applicable prospectus supplement, may also be used by our broker/dealer subsidiary or other subsidiaries or affiliates of ours in connection with offers and sales of the securities in market-making transactions at negotiated prices at the time of the sale. Any of these subsidiaries or affiliates may act as principal or agent in such transactions.

     Unless stated otherwise in the applicable prospectus supplement, each series of the securities will be a new issue with no established trading market. We and the trusts may elect to list any of the securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

     If dealers are utilized in the sale of the securities, we and the trusts will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

     We and the trusts may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us and the trusts against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of ours in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price stated in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. These contracts will be subject to only those conditions stated in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable to the solicitor of such offers.

                                 LEGAL MATTERS

     Unless stated otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Alston & Bird LLP, Washington, D.C. Certain United States federal income taxation matters will be passed upon for us by Alston & Bird LLP, Washington, D.C. Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon for the trust and us by Richards, Layton & Finger, P.A., Wilmington, Delaware.

                                    EXPERTS

     The consolidated financial statements of Regions at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1999. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

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                                  $500,000,000

                         REGIONS FINANCIAL CORPORATION
                       7.00% SUBORDINATED NOTES DUE 2011

                                    REGIONS

                                  ------------

                             PROSPECTUS SUPPLEMENT

                               FEBRUARY 28, 2001

                 (INCLUDING PROSPECTUS DATED FEBRUARY 8, 2001)
                                  ------------

SALOMON SMITH BARNEY
          BEAR, STEARNS & CO. INC.
                     CREDIT SUISSE FIRST BOSTON
                               MERRILL LYNCH & CO.
                                                   MORGAN KEEGAN & COMPANY, INC.

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